                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                SCHEDULE 13D/A-2

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)



                        Champion Healthcare Corporation
                        -------------------------------
                                (Name of Issuer)


                      Common Stock, par value $.01 per share
                      --------------------------------------
                         (Title of Class of Securities)


                                   15850B104
                                 --------------
                                 (CUSIP Number)



       Laura Pearl                                          Copy to:
   Frontenac Company
  135 S. LaSalle Street                           Sonnenschein Nath & Rosenthal
       38th Floor                                       8000 Sears Tower
Chicago, Illinois  60604                            Chicago, Illinois  60606
     (312) 368-0044                                      (312) 876-8000


                -------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                               December 31, 1995
                               -----------------
                         (Date of Event which Requires
                           Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with this statement [X].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                Frontenac VI Limited Partnership
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 1,186,466
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            1,186,466
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER 0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            1,186,466
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      9.3%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                               Frontenac Company
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Illinois
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               1,708,048
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          1,708,048
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            1,708,048
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      12.4%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                     Frontenac VI Partners, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                   Frontenac Diversified III Limited Partnership
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Illinois
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 521,582
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            521,582
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            521,582
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      4.2%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                            Olympus Private Placement Fund, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 2,077,292
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            2,077,292
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            2,077,292
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      16.7%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                              OGP Partners, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               2,077,292
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          2,077,292
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            2,077,292
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      16.7%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                 James A. Conroy
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               2,077,292
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          2,077,292
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            2,077,292
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      16.7%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                Robert S. Morris
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               2,077,292
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          2,077,292
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            2,077,292
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      16.7%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                       Baker, Fentress & Company
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 535,443
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            535,443
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            535,443
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      4.4%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                      Virginia Retirement System
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        [WC]
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Virginia
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 1,700,040
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            1,700,040
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            1,700,040
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      13.6%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                EP
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                    Philip Greer
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               767,212
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          767,212
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            767,212
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.3%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                            Steven N. Hutchinson
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               767,212
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          767,212
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            767,212
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.3%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                  Wesley W. Lang
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC & PF
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 3,016
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               767,212
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            3,016
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          767,212
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            770,228
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.3%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                  WPG Corporate Development Associates III, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 632,942
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            632,942
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            632,942
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.2%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                               WPG CDA III, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 632,942
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            632,942
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            632,942
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.2%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                      WPG Corporate Development
                                                                                  Associates III (Overseas), Ltd.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Cayman Islands
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 134,270
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            134,270
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            134,270
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      1.1%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                      WPG CDA III Overseas, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               134,270
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          134,270
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            134,270
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      1.1%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                      RFE Capital Partners, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 237,782
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            237,782
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            237,782
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                               Norcon Associates
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Connecticut
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               237,782
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          237,782
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            237,782
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.0%                                        See Item 5
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                RFE Investment Partners IV, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 494,191
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            494,191
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            494,191
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      4.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                         RFE Associates IV, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               494,191
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          494,191
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            494,191
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      4.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                            RFE Management Corp.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               731,973
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          731,973
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            731,973
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                              Robert M. Williams
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC & PF
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 10,000.21
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               731,973
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            10,000.21
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          731,973
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            741,973.21
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      6.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                Howard C. Landis
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               731,973
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          731,973
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            731,973
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                James A. Parsons
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               731,973
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          731,973
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            731,973
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                               Michael J. Foster
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC & PF
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 1,753.28
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               494,191
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            1,753.28
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          494,191
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            495,944.28
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      4.1%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                   A. Dean Davis
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               494,191
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          494,191
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            494,191
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      4.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                              Hancock Venture Partners III, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 678,455
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            678,455
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            678,455
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.6%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                John Hancock Venture Capital Fund Limited Partnership II
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 355,443
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            355,443
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            355,443
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                        Back Bay Partners V L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               678,455
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          678,455
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            678,455
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      5.6%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                       Back Bay Partners L.P. II
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               355,443
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          355,443
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            355,443
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                   Hancock Venture Partners Inc.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               1,033,898
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          1,033,898
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            1,033,898
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      8.3%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                 John Hancock Subsidiaries, Inc.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            0
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                      John Hancock Mutual Life Insurance Company
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Massachusetts
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            0
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      0.0%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IC
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                           Equus II Incorporated
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 1,263,058
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            1,263,058
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            1,263,058
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      10.5%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                    Equus Capital Partners, L.P.
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 338,249
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               0
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            338,249
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          0
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            338,249
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                PN
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                       Equus Capital Corporation
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               338,249
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          338,249
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                               338,249
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                            Equus Capital Management Corporation
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               338,249
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          338,249
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            338,249
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                 Equus Corporation International
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    Delaware
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               338,249
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          338,249
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            338,249
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                CO
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                       Douglass Trust FBO Brooke
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               338,249
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          338,249
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            338,249
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                Other -- See Item 2
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                      Douglass Trust FBO Preston
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 0
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               338,249
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            0
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          338,249
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            338,249
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      2.9%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                Other -- See Item 2
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON                                                                   Nolan Lehmann
-------------------------------------------------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX                                                                        (a) [ ]
         IF A MEMBER OF A GROUP                                                                           (b) [X]
-------------------------------------------------------------------------------------------------------------------------
    3    SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*                                        WC & PF
-------------------------------------------------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                                            [ ]
-------------------------------------------------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION                    U.S.
-------------------------------------------------------------------------------------------------------------------------
                          7    SOLE VOTING POWER                 2,016
                          -----------------------------------------------------------------------------------------------
    NUMBER OF SHARES      8    SHARED VOTING POWER               1,601,307
   BENEFICIALLY OWNED     -----------------------------------------------------------------------------------------------
    BY EACH REPORTING     9    SOLE DISPOSITIVE POWER            2,016
       PERSON WITH        -----------------------------------------------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER          1,601,307
-------------------------------------------------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON                                            See Item 5
                                                                                                            1,603,323
-------------------------------------------------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                [ ]
-------------------------------------------------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      13.4%
-------------------------------------------------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON                                IN
-------------------------------------------------------------------------------------------------------------------------

       This Amended and Restated Schedule 13D (the "Schedule 13D") is being filed on behalf of each of the undersigned to amend and restate the following
Schedule 13D's related to the common stock, par value $.01 per share (the "Common Stock") of Champion Healthcare Corporation, a Delaware corporation (the "Company") filed by the following persons on the following dates (the "Prior Filings"):

              1) Frontenac Company and certain related entities on December 19, 1994 (as previously amended);

              2) Olympus Private Placement Fund, L.P and certain related entities on December 22, 1994 (as previously amended)

              3) Baker, Fentress & Company on December 16, 1994 (as previously amended)

              4) Virginia Retirement System on December 22, 1994 (as previously amended)

              5) WPG Corporate Development Associates III, L.P. and certain related persons and entities on December 19, 1994 (as previously amended)

              6) RFE Investment Partners IV, L.P. and certain related persons and entities on December 19, 1994 (as previously amended);

              7) Hancock Venture Partners III, L.P. and certain related entities on December 19, 1994 (as previously amended); and

              8) Equus II Incorporated and certain related persons and entities on December 19, 1994 (as previously amended).

This Schedule 13D amends and restates the Prior Filings in their entirety as required pursuant to Item 101(a)(2)(ii) of Regulation S-T under the Securities Exchange Act of 1934, as amended.

ITEM 1.       SECURITY AND ISSUER

              This statement relates to the Common Stock, $.01 par value ("Common Stock"), of Champion Healthcare Corporation, a Delaware corporation (the "Company"). The Company's principal executive offices are located at 14340 Torrey Chase, Suite 320, Houston, Texas, 77014. The Company is the surviving corporation in the merger (the "AmeriHealth Merger") of Champion Healthcare Corporation, a Texas corporation ("Old Champion"), with and into AmeriHealth, Inc. ("AmeriHealth").

ITEM 2.       IDENTITY AND BACKGROUND

              Pursuant to Rules 13d-1(f)(1) and (2) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), this statement is filed by each of the following persons and entities because they, along with others, may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such persons and entities that such a "group" exists.

       A. Frontenac. This Schedule 13D is filed by Frontenac VI Limited Partnership, a Delaware Limited Partnership ("Frontenac VI"), Frontenac Diversified III Limited Partnership, an Illinois Limited Partnership ("Frontenac III"), Frontenac Company, an Illinois General Partnership ("Frontenac Company"), and Frontenac VI Partners, L.P., a Delaware Limited Partnership ("Frontenac Partners"). Frontenac VI, Frontenac III, Frontenac Company and Frontenac Partners are sometimes collectively referred to herein as the "Frontenac Reporting Persons."

              The principal business of Frontenac VI is private equity investments. The principal business of Frontenac III is private equity and debt investments. Frontenac Company is the managing general partner of both Frontenac VI and Frontenac III. Frontenac Partners is a non-managing general partner of Frontenac VI; and exerts virtually no control over that partnership.

              Further information responsive to Items 2(a), 2(b) and 2(c) of
Schedule 13D in respect of Frontenac VI, Frontenac III, Frontenac Company and Frontenac Partners is set forth in Annex I to this Schedule 13D and is incorporated herein by reference.

              During the last five years, none of the Frontenac Reporting Persons nor any of the persons listed on Annex I hereto has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

              During the last five years, none of the Frontenac Reporting Persons nor any of the persons listed on Annex I hereto has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or any violation with respect to such laws.

              Each of Frontenac VI, Frontenac III, Frontenac Company and Frontenac Partners and each of the persons listed on Annex I hereto is a citizen of the United States of America except that Darcy Moore is a citizen of Canada.

       B. Olympus. This Schedule 13D is also filed by Olympus Private Placement Fund, L.P., a Delaware limited partnership ("Olympus"), OGP Partners, L.P., a Delaware limited partnership ("OPG"), Robert S. Morris ("Morris") and James A. Conroy ("Conroy"). The foregoing persons are sometimes hereinafter referred to collectively as the "Olympus Reporting Persons". The principal business address of each of the Olympus Reporting Persons is Metro Center, One Station Place, Stamford, CT 06902.

              Morris' present principal occupation or employment is as managing general partner in OPG and as the general partner of OGP II, L.P., the general partner of Olympus Growth Fund II, L.P. Conroy's present principal occupation or employment is as a general partner in OPG and as the general partner of OGP II, L.P., the general partner of Olympus Growth Fund II, L.P. Conroy also serves as a director of the Company.

              Olympus is a Delaware limited partnership whose principal business is that of a private investment partnership. The sole general partner of Olympus is OPG. Pursuant to Instruction C to Schedule 13D under the Act, the general partners of Olympus and OPG and their respective business addresses and principal occupations are listed on Annex II hereto.

              OPG is a Delaware limited partnership. The principal business of OPG is serving as the sole general partner of Olympus. The general partners of OPG are Morris, Conroy and Odyssey Zeus, Inc., a Delaware corporation, Odyssey Zeus is a non-voting general partner of OPG, and exerts virtually no control over it.

              None of the entities or persons identified in Part B of this Item 2 and on Annex II has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

              None of the entities or persons identified in Part B of this Item 2 and on Annex II has during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              All of the persons identified in Part B of this Item 2 and on Annex II are citizens of the United States of America.

       C. Baker, Fentress & Company. This Schedule 13D is also filed by Baker, Fentress & Company, a Delaware corporation ("BKF"). BKF's principal business is that of an investment company registered under Section 8 of the Investment Company Act of 1940. Its principal executive offices are located at 200 West Madison Street, Suite 3510, Chicago, Illinois 60606. The name, business address and present principal occupation of each of the directors and executive officers of BKF are set forth in Annex III, which is attached hereto and incorporated herein by reference.

              During the last five years, neither BKF nor any of the persons listed on Annex III has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

              During the last five years, neither BKF nor any of the persons listed on Annex III has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or any violation with respect to such laws.

              All of the persons identified on Annex III are citizens of the United States of America.

       D. Virginia Retirement System. This Schedule 13D also is filed by Virginia Retirement System ("VRS"), which has a principal address of 1200 E. Main Street, Richmond, VA 23219. VRS is an employee pension fund of the Commonwealth of Virginia, and its principal business is pension fund management. The Trustees of VRS are described on Annex IV attached hereto.

              During the last five years, neither the Trustees nor VRS has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

              During the last five years, none of the Trustees nor VRS has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or any violation with respect to such laws.

              VRS and each of the Trustees are citizens of the United States of America.

       E.     WPG.    This Schedule 13D also is filed by Philip Greer ("Mr.
Greer"), Wesley W. Lang, Jr. ("Mr. Lang"), Steven N. Hutchinson ("Mr. Hutchinson"), WPG Corporate Development Associates III, L.P., a Delaware limited partnership ("CDA III"), WPG CDA III, L.P., a Delaware limited partnership ("WPG CDA III"), WPG Corporate Development Associates III (Overseas), Ltd., a Cayman Islands corporation ("CDA III Overseas"), and WPG CDA III (Overseas), L.P., a Delaware limited partnership ("WPG CDA III Overseas"). The foregoing persons are sometimes hereinafter referred to collectively as the "WPG Reporting Persons".

              Mr. Greer's business address is One New York Plaza, New York, New York 10004, and his present principal occupation or employment at such address is as a principal of Weiss, Peck & Greer, L.L.C. ("WPG"), and he also is a managing partner in WPG CDA III and WPG CDA III Overseas.

              Mr. Hutchinson's business address is One New York Plaza, New York, New York 10004, and his present principal occupation or employment at such address is as a principal of WPG, and he also is a managing partner in WPG CDA III and WPG CDA III Overseas.

              Mr. Lang's business address is One New York Plaza, New York, New York 10004, and his present principal occupation or employment at such address is as a principal of WPG, and he also is a managing partner in WPG CDA III and WPG CDA III Overseas.

              CDA III is a Delaware limited partnership whose principal business is that of a private investment partnership. CDA III's principal business address (which also serves as its principal office) is One New York Plaza, New York, New York 10004. The sole general partner of CDA III is WPG CDA III. Pursuant to Instruction C to Schedule 13D under the Act, the general partners of WPG CDA III and their respective business addresses and principal occupations are set forth on Annex V hereto, which is incorporated by reference herein.

              WPG CDA III is a Delaware limited partnership. The principal business of WPG CDA III is serving as the sole general partner of CDA III. WPG CDA III's principal business address (which also serves as its principal office) is One New York Plaza, New York, New York 10004. The managing general partners of WPG CDA III are Mr. Greer, Mr. Hutchinson and Mr. Lang. Pursuant to Instruction C to Schedule 13D under the Act, the general partners of WPG CDA III and their respective business addresses and present principal occupations are as set forth on Annex V hereto which is incorporated by reference herein.

              CDA III Overseas is a Cayman Islands corporation. The principal business of CDA III Overseas is that of a private investment company. CDA III Overseas' principal business address (which also serves as its principal office) is c/o W.S. Walker & Company, Caledonian House, Grand Cayman, Cayman Islands, British West Indies. Pursuant to Instruction C to Schedule 13D under the Act, the directors and executive officers of CDA III Overseas and their respective business addresses and present principal occupations are as set forth on Annex V hereto, which is incorporated by reference herein.

              WPG CDA III Overseas is a Delaware limited partnership. The principal business of WPG CDA III Overseas is serving as an advisor to CDA III Overseas. WPG CDA III Overseas' business address (which also serves as its principal office) is One New York Plaza, New York, New York 10004. Pursuant to Instruction C to Schedule 13D under the Act, the general partners of WPG CDA III Overseas and their respective business addresses and present principal occupations are as set forth in Annex V hereto which is incorporated by reference herein.

              None of the entities or persons identified in this Part E of this
Item 2 or in Annex V hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

              None of the entities or persons identified in this Part E of this
Item 2 or in Annex V hereto has, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              All of the persons identified in this Part E of this Item 2 or in Annex V hereto are citizens of the United States of America, except for Robert Rayne, and Robin L. Jarvis who are citizens of the United Kingdom, and except for Brent Thomas, who is a citizen of New Zealand.

       F. RFE Investment Partners. This Schedule 13D also is filed by RFE Capital Partners, L.P., a Delaware limited partnership ("RFE Capital"), RFE Investment Partners IV, L.P., a Delaware limited partnership ("RFE Investments"), Norcon Associates, a Connecticut general partnership ("Norcon"), RFE Associates, IV, L.P., a Delaware limited partnership ("RFE Associates") RFE Management Corp., a Delaware corporation ("RFE Management"), and Robert M. Williams ("Williams"), Michael J. Foster ("Foster"),

James A. Parsons ("Parsons"), Howard C. Landis ("Landis"), and A. Dean Davis ("Davis"), all natural persons residing in Connecticut. RFE Capital, RFE Investments, Norcon, RFE Associates, RFE Management, Williams, Foster, Parsons, Landis and Davis are sometimes collectively referred to herein as the "RFE Reporting Persons." The principal business address of each of the Reporting Persons is 36 Grove Street, New Canaan, Connecticut 06840.

              The principal business of each of RFE Capital and RFE Investments is that of a partnership making venture capital and related investments. The principal business of Norcon is acting as sole general partner of RFE Capital. The principal business of RFE Associates is acting as sole general partner of RFE Investments. RFE Management acts as investment manager of both RFE Capital and RFE Investments. Williams, Landis and Parsons are general partners of each of Norcon and RFE Associates, and Foster and Davis are general partners of RFE Associates.

              Further information responsive to Items 2(a), 2(b) and 2(c) of
Schedule 13D in respect of the Reporting Persons is set forth in Annex VI to this Schedule 13D and is incorporated herein by reference.

              During the last five years, none of the RFE Reporting Persons nor any of the person and entities listed on Annex VI to this Schedule 13D has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

              During the last five years, none of the RFE Reporting Persons nor any of the persons and entities listed on Annex VI to this Schedule 13D has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or any violation with respect to such laws.

              Each of the RFE Reporting Persons and persons listed on Annex VI to this Schedule 13D is a citizen of the United States of America.

       G. John Hancock. This statement is filed by Hancock Venture Partners III, L.P., a Delaware limited partnership ("Hancock III"), John Hancock Venture Capital Fund Limited Partnership II, a Delaware limited partnership ("Hancock II"), Back Bay Partners V L.P., a Delaware limited partnership ("Back Bay V"), Back Bay Partners L.P. II, a Delaware limited partnership ("Back Bay II"), Hancock Venture Partners, Inc., a Delaware Corporation ("Venture Partners"), John Hancock Subsidiaries, Inc., a Delaware corporation ("JHSI") and John Hancock Mutual Life Insurance Company, a Massachusetts mutual life insurance company ("JHMLICO"). Hancock III, Hancock II, Back Bay V, Back Bay II, Venture Partners, JHSI and JHMLICO are sometimes collectively referred to herein as the "Hancock Reporting Persons." The address of the principal business and principal office address of each of the Hancock Reporting Persons (other than JHMLICO and JHSI) is One Financial Center, 44th Floor, Boston, Massachusetts 02111, and the principal business and principal office address of JHMLICO and JHSI is John Hancock Place, Boston, Massachusetts 02117.

              JHMLICO is a life insurance company in the United States offering a wide variety of individual and group life and health insurance policies, individual annuities and group pension products and other financial services. JHSI is a wholly-owned subsidiary of JHMLICO and owns various subsidiaries of JHMLICO. Venture Partners is a wholly-owned subsidiary of JHSI and is a registered investment adviser. Venture Partners is the managing general partner of each of Back Bay V and Back Bay II. Back Bay V is the sole general partner of Hancock III. Back Bay II is the sole general partner of Hancock II.

              The principal business of each of Hancock III and Hancock II is that of a partnership engaged in making venture capital and related investments. The principal business of Back Bay V is acting as general partner of Hancock II. The principal business of Back Bay II is acting as general partner of Hancock II. The principal business of Venture Partners is managing Venture Capital and related investments including acting as manager of each of Back Bay V and Back Bay II. The principal business of JHSI is the ownership of various operating subsidiaries of JHMLICO.

              Further information responsive to Items 2(a), 2(b) and 2(c) of
Schedule 13D in respect of Hancock III, Hancock II, Back Bay V, Back Bay II, Venture Partners, JHSI and JHMLICO is set forth in Annex VII to this Schedule 13D and is incorporated herein by reference.

              During the last five years, none of the Hancock Reporting Persons or any of the persons listed on Annex VII hereto has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

              During the last five years, none of the Hancock Reporting Persons or any of the persons listed on Annex VII hereto has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or any violation with respect to such laws.

              Each of Hancock III, Hancock II, Back Bay V, Back Bay II, Venture Partners, JHSI and JHMLICO and each of the persons listed on Annex VII hereto is a citizen of the United States of America.

       H. Equus Capital. This statement also is filed by Equus II Incorporated, a Delaware corporation ("Equus II"), Equus Capital Partners, L.P., a Delaware limited partnership ("Equus Capital"), Equus Capital Corporation, a Delaware corporation ("Equus Capital Corp."), Equus Capital Management Corporation, a Delaware corporation ("Equus Management"), Equus Corporation International, a Delaware corporation ("Equus International"), Douglass Trust IV FBO Brooke ("Brooke Trust") and Douglass Trust IV FBO Preston ("Preston Trust") and Nolan Lehmann ("Lehmann"). Equus II, Equus Capital, Equus Capital Corp., Equus Management, Equus International, Brooke Trust and Preston Trust are sometimes collectively referred to herein as the "Equus Reporting Persons."

              The principal business of Equus II and Equus Capital is private equity and debt investments. Equus Capital Corp. holds less than 1% of the stock of Equus II and the managing general partner of Equus Capital. Equus Management is the investment advisor of Equus II and Equus Capital, and owns a 100% interest in Equus Capital Corp., and Equus International owns an 80% interest in Equus Management. Brooke Trust and Preston Trust each owns 50% of Equus International. Sam P. Douglass is the Trustee of both Brooke Trust and Preston Trust. Lehmann is the President of Equus Capital Corp., Equus Management and Equus II.

              Further information responsive to Items 2(a), 2(b) and 2(c) of
Schedule 13D in respect of the Equus Reporting Persons is set forth in Annex VIII to this Schedule 13D and is incorporated herein by reference.

              During the last five years, none of the Equus Reporting Persons has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors).

              During the last five years, none of the Equus Reporting Persons has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or any violation with respect to such laws.

              Each of the Equus Reporting Persons is a citizen of the United States of America.

              The Frontenac Reporting Persons, the Olympus Reporting Persons, BKF, VRS, the WPG Reporting Persons, the RFE Reporting Persons, the Hancock Reporting Persons and the Equus Reporting Persons are sometimes referred to herein collectively as the "Reporting Persons".

ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

       Pursuant to a Preferred Stock Purchase Agreement (the "A Purchase Agreement") and two Warrant Purchase Agreements (the "A Warrant Purchase Agreements"), each dated as of December 31, 1990, Equus II purchased from Old Champion 1,286,000 shares of Old Champion's Series A Convertible Preferred Stock, par value $.10 per share ("Old Champion Series A") for an aggregate purchase price of $1,286,000 and Equus Capital purchased from Old Champion 464,000 shares of Old Champion Series A for an aggregate purchase price of $464,000. In addition, Equus II and Equus Capital each acquired Warrants (the "1990 Warrants") to purchase shares of common Stock, no par value, of Old Champion ("Old Champion Common Stock"). Subsequently, in 1991, Equus II and Equus Capital acquired from Old Champion an additional 1,017,380 and 367,177 shares, respectively, of Old Champion Series A for $1 per share. The A Purchase Agreement and the two Warrant Purchase Agreements were previously filed by the Company as Exhibits 10.20, 10.20(a) and 10.20(b) to the Company's Form 10-K filed with the Commission on March 31, 1995, and are incorporated by reference herein in their entirety.

       Pursuant to a Note and Stock Purchase Agreement dated May 27, 1992 (the "B Purchase Agreement"), the following Reporting Persons purchased from Old Champion (a) notes payable in the following amounts (the "B Notes") for the face value of such notes and (b) the following number of shares of Series B Cumulative Convertible Preferred Stock, par value $.10 per share, of Old Champion ("Old Champion Series B") and warrants to purchase Old Champion Common Stock (the "BB Warrants") from Old Champion for the following equity consideration:

                                                           Old Champion                            Equity
 Reporting Person                          Notes             Series B          B Warrants       Consideration
 ----------------                          -----         ----------------      ----------       -------------
 Olympus                                $3,600,000             457,629          151,200           $5,400,000
 Equus II                                  124,916              20,549            5,246              242,484
 Equus Capital                              45,084               7,416            1,894               87,516
 VRS                                     6,000,000             254,237          252,000            3,000,000
 CDA III                                   542,768              89,289           22,796            1,053,608
 CDA III Overseas                          115,132              18,940            4,836              223,492
 RFE Capital                             2,000,000                  --          134,102                   --
 Hancock III                               510,000              83,899           21,420              990,000
 Lang                                        5,100                 839              216                2,537

       The B Purchase Agreement and the form of BB Warrants were previously filed by the Company as Exhibit 10.21 and part of Exhibit 10.23(c), respectively, to the Company's Form 10-K filed with the Commission on March 31, 1995 and are incorporated by reference herein in their entirety.

       On April 29, 1993, in connection with bridge loan made to Old Champion by certain lenders, such lenders where issued warrants ("Bridge Warrants") exercisable to issue an aggregate of 78,516 shares of Old Champion Common Stock. Such lenders included the following Reporting Persons, which were granted the Bridge Warrants for the number of shares of Old Champion Common Stock listed to the right of such Reporting Person's name:

                    Reporting Person            Bridge Warrant Shares
                    ----------------            ---------------------
                    RFE Capital                       3,530
                    CDA III                           4,706
                    CDA III Overseas                  1,006
                    Hancock III                       4,428

       The form of Bridge Warrants was previously filed by the Company as
Exhibit 10.23(d) to the Company's Form 10-K filed with the Commission on March 31, 1995 and is incorporated by reference herein in its entirety.

       In connection with Amendment No. 5 to the 1992 Purchase agreement dated December 2, 1993 ("Amendment No. 5"), all of the promissory notes purchased by the following Reporting Persons pursuant to the B Purchase Agreement were repaid. As part of such repayment each of the Reporting Persons listed below acquired the number of shares of Old

Champion Series B listed below upon the tender of the principal amount of notes listed below:

              Reporting Person                    Series B Acquired            Principal Amount of Notes
              ----------------                    -----------------            -------------------------
              Olympus                                    75,600                         $   892,080
              Equus II                                    8,653                             102,105
              Equus Capital                               3,122                              36,840
              VRS                                       126,000                           1,486,800
              CDA III                                    11,398                             134,496
              CDA III Overseas                            2,418                              28,532
              RFE Capital                                16,949                             200,000
              Hancock III                                10,710                             126,378
              Lang                                          107                               1,263

       Pursuant to a Series C Stock Purchase Agreement (the "C Purchase Agreement") dated December 2, 1993, the following Reporting Persons acquired the following number of shares of Series C Preferred Stock of Old Champion ("Old Champion Series C") for a price of $18 per share.

                    Reporting Person                    Series C Acquired
                    ----------------                    -----------------
                    Equus Capital                              1,300
                    Equus II                                   3,601
                    Olympus                                  103,773
                    VRS                                      172,956
                    CDA III                                   20,738
                    CDA III Overseas                           4,399
                    Hancock III                               20,874
                    Frontenac VI                              55,556
                    Lang                                         147

       The C Purchase Agreement was previously filed by the Company as Exhibit
10.22 to the Company's Form 10-K filed with the Commission on March 31, 1995 and is incorporated by reference herein in its entirety.

       Simultaneous with the transactions contemplated by the Series C Purchase Agreement, VRS, in connection with certain agreements regarding loans made by VRS to Old Champion, was issued a warrant (the "VRS Warrant") to purchase 25,000 shares of Champion Common Stock at an exercise price of $.01 per share. The form of VRS Warrant was previously filed by the Company as Exhibit 10.23(e) to the Company's Form 10-K filed with the Commission on March 31, 1995 and is incorporated by reference herein in its entirety.

       Pursuant to a Series D Note and Stock Purchase Agreement dated December 31, 1993 (the "D Purchase Agreement"), the following Reporting Persons acquired
(a) promissory notes ("D Notes") in the following principal amount in consideration for payment of the face amount thereof and (b) the following number of shares of Series D Preferred Stock of Old

Champion ("Old Champion Series D") and warrants (the "D Warrants") to purchase the following number of shares of Old Champion Common Stock for the equity consideration set forth below:

                                                            Old Champion                            Equity
 Reporting Person                          D Notes            Series D          D Warrants       Consideration
 ----------------                          -------        ---------------       ----------       -------------
 BKF                                    $3,275,000              75,015           98,250           $4,625,270
 Equus II                                  983,000              56,261           29,490            1,995,698
 Frontenac III                           6,551,000              56,262          196,530            7,563,716
 Frontenac VI                                   --             262,554               --            4,725,972
 Hancock III                             1,310,000              75,016           39,300            2,660,228
 Hancock II                              1,310,000              75,016           39,300            2,660,228
 Olympus                                   982,000              56,262           29,460            1,994,716
 RFE Capital                             2,000,000                  --           60,000                   --
 CDA III                                 1,081,000              61,888           32,430            2,194,984
 CDA III Overseas                          229,000              13,128            6,870              465,304

RFE Capital paid the purchase price for its D Notes and D Warrants by the delivery and cancellation of a subordinated note in the original principal amount of $2,000,000 dated December 2, 1993. The D Purchase Agreement and the form of D Warrants were previously filed by the Company as Exhibit 10.5 to the Company's Form 8-K filed with the Commission on December 7, 1994 and Exhibit 10.23(f) to the Company's Form 10-K filed with the Commission on March 31, 1995, respectively, and are incorporated by reference herein in their entirety.

       In connection with the merger (the "PHC Merger") of Psychiatric Hospital Corp. ("PHC") with and into Old Champion, which merger was affected on October 21, 1994, RFE Investments (a PHC stockholder) received 123,657 shares of Old Champion Series D, D Warrants exercisable to acquire 100,110 shares of Old Champion Common Stock and D Notes in the aggregate outstanding principal amount of $3,337,000. In addition, Messrs. Williams and Foster acquired 4,383.21 and 1,753.28 shares of Old Champion Common Stock in connection with the PHC Merger. RFE Investments subsequently received an additional 24,756 shares of D Stock (as defined below) in connection with the PHC Merger. The merger agreement with respect to the PHC Merger was previously filed by the Company as Exhibit
10.25 to the Company's Form 10-K filed with the Commission on March 31, 1995 and is incorporated by reference herein in its entirety.

       On December 6, 1994, Old Champion was merged with and into AmeriHealth. The terms of the AmeriHealth Merger are more specifically described in Item 4 hereof, and that description is incorporated by reference into this Item 3, in its entirety. At the Effective Time, the following Reporting Persons acquired the following securities:

Reporting Person             Securities
----------------             ----------
Frontenac VI                 55,556 shares of Series C Cumulative Convertible
                                     Preferred Stock, par value of $.01 per
                                     share ("C Stock")

                             262,554 shares of Series D Cumulative Convertible
                                      Preferred Stock, par value of $.01 per
                                      share ("D Stock")

Frontenac III                56,222 shares of D Stock
                             D Warrants exercisable to purchase 196,530 shares
                                      of Common Stock

Olympus                      Warrants exercisable to purchase 206,244 shares of
                                      Common Stock
                             533,229 shares of Series BB Cumulative Convertible
                                      Preferred Stock, par value of $.01 per
                                      share ("BB Stock")
                             103,773 shares of C Stock
                             56,262 shares of D Stock

BKF                          D Warrants exercisable to purchase 157,200 shares
                                      of Common Stock
                             75,015 shares of D Stock

VRS                          380,237 shares of BB Stock
                             172,956 shares of C Stock
                             VRS Warrants exercisable to purchase 25,000 shares
                                      of Common Stock
                             BB Warrants exercisable to purchase 252,000 shares
                                      of Common Stock

RFE Investments              123,657 shares of D Stock
                             D Warrants exercisable to purchase 100,110 shares
                                      of Common Stock

RFE Capital                  16,949 shares of BB Stock
                             Bridge Warrants exercisable to purchase 3,530
                                      shares of Common Stock
                             BB Warrants exercisable to purchase 134,102 shares
                                      of Common Stock
                             D Warrants exercisable to purchase 60,000 shares
                                      of Common Stock

CDA III                      100,687 shares of BB Stock
                             20,738 shares of C Stock
                             61,888 shares of D Stock
                             BB Warrants exercisable to purchase 22,796 shares
                                      of Common Stock
                             D Warrants exercisable to purchase 32,430 shares
                                      of Common Stock
                             Bridge Warrants exercisable to purchase 4,706
                                      shares of Common Stock

CDA III                      21,358 shares of BB Stock
                             4,399 shares of C Stock
                             13,128 shares of D Stock

                             BB Warrants exercisable to purchase 4,816 shares
                                      of Common Stock
                             D Warrants exercisable to purchase 6,870 shares
                                      of Common Stock
                             Bridge Warrants exercisable to purchase 1,006
                                      shares of Common Stock

Hancock III                  94,609 shares of BB Stock
                             20,874 shares of C Stock
                             75,016 shares of D Stock
                             BB Warrants exercisable to purchase 21,420 shares
                                      of Common Stock
                             D Warrants exercisable to purchase 39,300 shares
                                      of Common Stock
                             Bridge Warrants exercisable to purchase 4,428
                                      shares of Common Stock

Hancock II                   75,016 shares of D Stock
                             D Warrants exercisable to purchase 39,300 shares
                                      of Common Stock

Equus II                     205,292 shares of Common Stock
                             1,286,000 shares of Series A Convertible Preferred
                                      Stock, par value of $.01 per share ("A
                                      Stock")
                             1,017,380 shares of Series A-1 Convertible
                                      Preferred Stock, par value of $.01 per
                                      share ("A-1 Stock")
                             29,202 shares of BB Stock
                             3,601 shares of C Stock
                             56,261 shares of D Stock
                             BB Warrants exercisable to purchase 5,246 shares
                                      of Common Stock
                             D Warrants exercisable to purchase 29,490 shares
                                      of Common Stock

Equus Capital                52,752 shares of Common Stock
                             464,000 shares of A Stock
                             367,177 shares of A Stock
                             10,538 shares of BB Stock
                             1,300 shares of C Stock
                             BB Warrants exercisable to purchase 1,894 shares
                                      of Common Stock

Lang                         946 shares of BB Stock
                             147 shares of C Stock
                             BB Warrants exercisable to purchase 216 shares of
                                      Common Stock

       On November 30, 1994, Old Champion exercised its right under the D Purchase Agreement to require purchasers who agreed to purchase in the aggregate 623,453 shares of D Stock and 573,990 D Warrants to purchase additional securities on December 30, 1994 (the "Second Closing"). On December 30, 1994, the Second Closing was consummated and the following Reporting Persons acquired (a) D Notes in the following principal amount in consideration for payment of the face amount thereof and (b) the following number of shares of D Preferred and D Warrants to purchase the following number of shares of Common Stock for the equity consideration set forth below:

                                                           Old Champion                            Equity
 Reporting Person                          Notes             Series D          D Warrants       Consideration
 ----------------                          -----         ---------------       ----------       -------------
 BKF                                    $2,760,000              39,096           82,800           $3,409,728
 Equus II                                  517,000              27,702           15,510            1,995,698
 Frontenac III                           3,449,000              27,071          103,470            3,936,278
 Frontenac VI                                   --             126,335               --            2,274,030
 Hancock III                               690,000              36,095           20,700            1,339,710
 Hancock II                                690,000              36,095           20,700            1,339,710
 Olympus                                   518,000              27,072           15,540            1,339,728
 CDA III                                   569,000              29,778           17,070            1,105,004
 CDA III Overseas                          121,000               6,317            3,630              234,706

       On December 31, 1995, the Company consummated the recapitalization transaction (the "Recapitalization") contemplated by that certain Recapitalization Agreement (the "Recapitalization Agreement") dated as of December 31, 1995 by and between the Company and the stockholders named therein. The terms and affect of the Recapitalization Agreement are described in Item 4 hereto, and such description is incorporated by reference into the response to this Item 3 in its entirety. Pursuant to the Recapitalization, the following Reporting Persons received the following number of shares of Common Stock on account of (i) conversion of A, A-1 and BB Stock, (ii) waiver of accrued dividends and certain future dividends on outstanding A, A-1 and BB Stock and (iii) waiver of accrued dividends and certain future dividends on outstanding C and D Stock, respectively:

                                                                  A, A-1 and B                  C and D
Reporting Person                    Conversion Shares            Dividend Shares            Dividend Shares
----------------                    -----------------            ---------------            ---------------
Equus Capital                              238,785                   41,253                         965
Equus II                                   661,731                  114,329                      57,592
Hancock III                                189,218                   50,681                      88,738
Hancock II                                      --                       --                      73,221
Lang                                         1,892                      506                         108
Olympus                                  1,066,458                  282,782                     132,054
RFE Capital                                 33,898                    6,252                          --
RFE Investments                                 --                       --                      77,275
VRS                                        760,474                  188,090                     128,564
CDA III                                     42,716                   11,441                      75,821
CDA III Overseas                           201,374                   53,937                      16,083
BKF                                             --                       --                      73,221
Frontenac VI                                    --                       --                     297,576
Frontenac III                                   --                       --                      54,916

              On January 19, 1996 Robert Williams acquired in open market purchases 5,617 shares of Common Stock for an aggregate purchase price of $34,654.


ITEM 4.       PURPOSE OF TRANSACTION

              Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that could result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D. The responses to Items 3 and 6 of this
Schedule 13D are hereby incorporated by reference into the response to Item 4.

A.     General.

       Each of the Reporting Persons acquired the shares reported in this
Schedule 13D as beneficially owned directly by such person for investment purposes. In addition, depending on market and other considerations one or more of the Reporting Persons may acquire additional Company securities if such securities become available at prices that are attractive to such persons. On the other hand, depending on market and other conditions, any one or more of the Reporting Persons may dispose of all or a portion of the Company securities that they now own or other securities of the Company that they may hereafter acquire.

B.     The AmeriHealth Merger.

       On December 6, 1994 (the "Effective Time"), the AmeriHealth Merger was consummated. Pursuant to the AmeriHealth Merger, (a) AmeriHealth, a publicly traded corporation, was the surviving corporation in the merger, (b) the name of the surviving corporation was changed to Champion Healthcare Corporation,
(c) the Company's certificate of incorporation was amended, (d) all outstanding shares of AmeriHealth common stock were converted into the right to receive Common Stock based on the exchange ratio of 5.70358 shares of AmeriHealth common stock per share of Common Stock, (e) all outstanding shares of AmeriHealth Series B preferred stock were converted into the right to receive cash in an amount equal to the redemption price of such stock, (f) each outstanding share of Old Champion Common Stock was converted into the right to receive one share of Common Stock, (g) each outstanding share of Old Champion preferred stock was converted into the right to receive (i) as to the Old Champion Series A Preferred Stock, one share of either A or A-1 Stock, (ii) as to the Old Champion Series B Preferred Stock, one share of BB, (iii) as to the Old Champion Series C Preferred Stock, one share of C Stock, and (iv) as to the Old Champion Series D, one share of D Stock, (h) all Old Champion options, warrants and subscription rights. As a result of the Merger, holders of Champion equity securities became holders of substantially similar securities of the Company. The Plan of Merger, as amended, was previously filed as Exhibits 10 and 10.1 to the Schedule 8-K filed by the Company on December 12, 1994, and are incorporated herein by reference.

C.     The Recapitalization.

       Effective December 31, 1995 the Company consummated the transactions contemplated by the Recapitalization Agreement with all of its preferred stockholders and warrant holders for the primary purpose of enhancing common stockholder value through reducing the complexity of the Company's capital structure and eliminating a $5,736,650 preferred dividend deduction from net income in calculating earning per share beginning in 1996 and thereafter. The principal provisions of the Recapitalization affecting the Reporting Persons were:

       (i) all A, A-1 and BB Stock was converted to Common Stock in accordance with the terms of the Company's Certificate of Incorporation;

       (ii) Holders of C and D Stock waived future dividends accruing after December 31, 1995;

       (iii) Accrued dividends on all five series of preferred stock were paid through December 31, 1995 by issuing Common Stock at a price of $7 per share;

       (iv) Holders of A, A-1 and BB Stock were paid future dividends for approximately the 9 months following the Recapitalization and Holders of C and D Stock were paid future dividends for approximately the 21 months following the Recapitalization by the Company issuing them Common Stock at a price of $8 per share;

       (v) The exercise price of the D Warrants was temporarily reduced until 90 days after the Company's stockholders approve ("Stockholder Approval") an amendment to the Company's Certificate of Incorporation with respect to the Recapitalization (the "Proposed Amendment") from $9.00 to $7.00;

       (vi) The exercise price of the BB Warrants was temporarily reduced until 90 days after Stockholder Approval of the Proposed Amendment from $5.90 to $5.25;

       (vii) Waiver of all applicable anti-dilution adjustments in connection with the issuance of Common Stock and warrant exercise price reduction pursuant to the Recapitalization; and

       (viii) The holders of all of the outstanding preferred stock of the Company agreed to vote in favor of the Proposed Amendment, the effect of which would be to:

              (a) Decrease the number of total shares authorized from 40,400,000 to 27,700,000 and eliminating the A, A-1 and BB Stock (all of which has been converted pursuant to the Recapitalization);

              (b) Eliminate the right of the holders of C and D Stock to receive and/or accrue dividends except that holders of C and D Stock will participate in any dividends declared on Common Stock on an as converted basis;

              (c) Permit the Company to require conversion of all outstanding shares of C and D Stock upon the completion of a public offering of Common Stock for net proceeds of not less than $25,000,000 at a per share offering price of at least $10; currently the per share offering price required for a mandatory conversion is based upon a formula which yields mandatory conversion prices well in excess of $10;

              (d) Elimination of required redemption of the C and D Stock except on the redemption date, June 1, 2000;

              (e) Change the provisions for election of additional directors following a "Default Event" as defined in the Company's Certificate of Incorporation so that the Holders of C and D Stock will have the right to elect 6 additional directors if the then existing board of directors is eleven or less, and one additional director for each director by which the entire board then exceeds eleven directors;

              (f) Elimination of certain anti-dilution provisions, regarding the issuance of securities at less than the then applicable conversion price, with respect to the C and D Stock.

Because of the agreement of the parties to the Recapitalization Agreement to vote in favor of the Proposed Amendment, and assuming that all such parties perform their obligations thereunder, there should be sufficient votes, without any actions by an additional stockholders, to approve the Proposed Amendment. As a result of the Recapitalization, and based upon information contained in the Company's Schedule 8-K filed on January 4, 1996, the number of shares of Common Stock outstanding increased from 4,262,388 to 11,868,230. The Recapitalization Agreement was previously filed as Exhibits 10.1 to the
Schedule 8-K filed by the Company on January 4, 1996, and is incorporated herein by reference in its entirety. The Proposed Amendment was previously filed as Attachment II to the Preliminary Proxy Statement filed on Schedule 14A by the Company on January 4, 1996, and is incorporated herein by reference in its entirety.

D.     Rights and Preferences of Securities.

       The rights and preferences of the securities in the Company held by one or more of the Reporting Persons are as follows (assuming adoption of the Proposed Amendment, and giving affect to the Recapitalization), and all information regarding the number of shares and/or warrants issued and outstanding is based solely upon information provided by the Company:

       Series C Cumulative Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock. The Company has authority to issue (a) 500,000 shares of C Stock of which 448,811 shares were issued and outstanding as of January 4, 1996 and (b) 2,200,000 shares of D Stock of which 1,481,805 shares were issued and outstanding as of January 4, 1996.


              1) Dividend Rights. The C and D Stock has the right to receive dividends on an as converted basis when and if dividends are declared on the Common Stock.

              2) Terms of Conversion. Each share of C and D Stock is convertible, at the option of the holder, any time into Company Common Stock. Each share of C and D Stock is currently convertible into two shares of Common Stock, although such amount is subject to adjustment upon the occurrence of any stock split, dividend, combination, recapitalization or other similar event.

       The Company has the option and right to require conversion of all the outstanding C Stock upon: (a) prior written notice at least 30 days preceding;
(b) the anticipated completion of a public offering of Company Common Stock for "net proceeds" of not less than $25,000,000 and (c) at a per share offering price of at least $10 per share. Upon conversion, no fractional common shares will be issued and in lieu thereof, the holder will receive cash in the amount of the market price of such fractional shares. The Company may only compel the conversion of the D Stock if all of the then outstanding shares of C Stock are also required to be converted.

              3) Redemption Provisions. The C and D Stock shall be redeemed by the Company no later than June 1, 2000. The redemption price will be $18.00 per share. If all the outstanding C Stock and D Stock cannot be redeemed at the same time, then no C Stock shall be redeemed prior to the redemption of 80% of the D Stock, after which 80% of the C Stock shall be redeemed, after which the remaining 20% of the outstanding D Stock shall be redeemed, after which the remaining 20% of the C Stock shall be redeemed.

              4) Liquidation Rights. Upon liquidation, each share of C and D Stock shall be entitled to receive liquidation payments equal to $18.00 per share. If the Company is unable to pay fully the liquidation preference with respect to the C and D Stock, then the first payment shall be distributed to the holders of D Stock in an amount equal to 80% of the aggregate liquidation preference of all outstanding shares of Series D Preferred, next to the holders of C Stock in an amount equal to 80% of the aggregate liquidation preference of all outstanding shares of D Stock, thereafter to the holders of the Series D Preferred in an amount equal to the remaining liquidation preference of the Series C Preferred, and finally to the holders of C Stock in an amount equal to the remaining liquidation preference of the C Stock; in each instance among such holders on a pro rata basis.

              5) Voting Rights. The C and D Stock has the right to vote on all matters according to the number of common shares into which such preferred is convertible at the time of any shareholders' vote. In addition, both the C and D Stock have class voting rights (requiring super-majority approval) with respect to (i) the Company's issuance or authorization of stock with rights or obligations which are senior, superior or in parity with such class of preferred stock; (ii) the reissuance of shares of that series which have been reissued or repurchased and (iii) changes to the Company's Certificate of Incorporation which would change the rights, powers or preferences of such series of preferred stock, or otherwise materially adversely affect the rights of holders of stock of that series. In addition, upon the occurrence of a Default Event, the holders of C and D Stock, voting together as one class have a right to elect (i) six additional directors to the Company's board of directors for the first eleven members of the Board at the time of the occurrence of such Default Event and (ii) one additional director for each director by which the Company's Board of Directors exceeded eleven at such time. Under the Company's Certificate of Incorporation (after giving effect to the Proposed Amendment), a "Default Event" will be deemed to have occurred if, among other things, any of the following shall occur:

              (a) The Company fails to make a required redemption in full or otherwise breaches certain voting right obligations of the holders of preferred stock;

              (b) Any payment default on any material indebtedness of the Company;

              (c) The acceleration of any indebtedness of any material indebtedness of the Company;

              (d)   A Change of Control;

              (e) An event of default under the Company's loan agreement with Banque Paribas exists and continues uncured for 15 days and the lender takes any remedy available to it;

              (f) Commencement of a bankruptcy or similar proceeding by the Company.

       The D Warrants. Each warrant grants the holder the right to purchase one share of Champion Common Stock for an exercise price of $9.00 per share, although such exercise price has been temporarily decreased until 90 days after Stockholder Approval of the Proposed Amendment, as discussed above. These warrants expire at 5:00 p.m., Central Standard Time, on December 31, 2003. The exercise price and the number of shares of Common Stock issuable upon exercise of each Warrant issued in connection with the D Stock Purchase Agreement are subject to antidilution protection triggered by the occurrence of certain stock dividends or distributions, stock splits, reverse stock splits or stock reclassifications, certain issuances or rights, options, warrants or securities directly or indirectly convertible into Common Stock to all holders of Common Stock entitling them to purchase shares of Common Stock at a price per share less than the greater of the current market price or the exercise price per share on the date of such issue, certain extraordinary dividends or distributions to all holders of Common Stock, as well as certain issuances of Common Stock for a consideration per share less than the greater of the current market price or conversion price per share on the date of such issue, and certain other corporate events.

       The BB Warrants. Each BB Warrant grants the holder the right to purchase one share of the Common Stock for an exercise price of $5.90 per share, although such exercise price has been temporarily decreased until 90 days after Stockholder Approval of the Proposed Amendment, as discussed above. These warrants expire at 5:00 p.m., Eastern time, on June 1, 1999 and enjoy antidilution protection with respect to issuances of Common Stock (or equivalents) for a price less than the then applicable exercise price of such warrant or the per share market price of the Common Stock.

       The VRS Warrants. Each VRS warrant grants the holder the right to purchase one share of Common Stock at an exercise price of $.01 per share. These warrants expire at 5:00 p.m., New York time, on December 1, 2000 and enjoy antidilution protection with respect to issuances of Common Stock (or equivalents) for a price less than the then applicable exercise price of such warrant or the per share market price of the Common Stock.

       The Bridge Warrants. The Bridge Warrants grant the holder the right to purchase one share of Common Stock at an exercise price of $.01 per share. These warrants expire at 5:00 p.m., New York time, on April 30, 2000 and enjoy antidilution protection with certain specified securities issued by Champion excepted from the antidilution adjustments to the exercise price. The Bridge Warrants include certain registration rights, exercisable by holders of Bridge Warrants exercisable to purchase 50% of the Common Stock issuable upon exercise of the Bridge Warrants. Such registration rights shall not be exercisable until the Company has a public offering yielding minimum gross proceeds of $10,000,000, or in certain other circumstances. Holders of Bridge Warrants also have piggy-back rights.

E.     Stockholders Agreement.

       The Company, the Reporting Persons listed on Annex IX and the other parties listed thereon are parties to that certain D Stockholders Agreement, dated as of December 31 1993 (as amended the "Stockholders Agreements") pursuant to which, among other things, the parties have agreed to vote for certain nominees to the Company's board of directors. The terms of the Stockholders Agreement are more fully described in Item 6 hereof, and such description is incorporated by reference into the response to this Item 4.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

       By reason of the provisions of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Entities and every party to the D Stockholders Agreement and the Recapitalization Agreement may be deemed to be a "group." By reason of the provisions of Rule 13d-5 under the Act, the group consisting of these entities may be deemed to own all securities in the Company beneficially owned by each of the other parties thereto. None of the Reporting Entities affirms the existence of such a group, and each of them disclaims beneficial ownership of the securities held by any other party to the D Stockholders Agreement or the Recapitalization Agreement, except that each Reporting Entity does not disclaim beneficial ownership as to those securities owned by the other Reporting Entities.

       The percentages used in this Item 5 are calculated based upon the 11,849,491 shares of Common Stock issued and outstanding at the close of business on January 4, 1996. Such information has been provided to the Reporting Entities by the Company. Pursuant to Rule 13d-3(d)(1)(i), shares of Common Stock which are not outstanding which are subject to convertible securities are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the shares of Common Stock owned by the person holding such convertible securities, but are not deemed to be outstanding for purposes of computing the percentage of such shares owned by any other person.

       A.     Frontenac

       (a) As of the date of this Report, Frontenac VI is the beneficial owner of 1,186,466 shares of Common Stock through its direct ownership of (i) 297,576 shares of Common Stock, (ii) 55,556 shares of C Stock, which may be converted at any time at the option of the holder into 111,112 shares of Common Stock and (ii) 388,889 shares of D Stock, which may be converted at any time at the option of the holder into 777,778 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 9.3% of the outstanding shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, Frontenac Company may be deemed to beneficially own the shares of Common Stock beneficially owned by Frontenac VI.

       As of the date of this Report, Frontenac III is the beneficial owner of 521,582 shares of Common Stock through its direct ownership of (i) 54,916 shares of Common Stock, (ii) 300,000 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants and (iii) 83,333 shares of D Stock, which may be converted at any time at the option of the holder into 166,666 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 4.2% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, Frontenac Company and Frontenac Partners may be deemed to beneficially own the shares of Common Stock beneficially owned by Frontenac III.

       (b) The Frontenac Reporting Persons (except for Frontenac III) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by Frontenac VI. The Frontenac Company and Frontenac III share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by Frontenac III.

       (c) Except in connection with the transactions described herein, none of the Frontenac Reporting Persons not, to the best of their knowledge, any person listed in Annex I hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

       B.     John Hancock

       (a) By reason of Rule 13d-5, each of the Hancock Reporting Persons may be deemed to own beneficially the shares of Common Stock beneficially owned by Hancock II and Hancock III. As of the date of this Report, Hancock III is the beneficial owner of 678,455 shares of Common Stock through its direct ownership of (i) 328,637 shares of Common Stock, (ii) 85,848 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants, (iii) 20,874 shares of C Stock, which may be converted at any time at the option of the holder into 41,748 shares of Common Stock, and (iv) 111,111 shares of D Stock, which may be converted at any time at the option of the holder into 222,222 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 5.6% of the outstanding shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, Back Bay V, Back Bay II, Venture Partners, JHSI and JHMLICO may be deemed to beneficially own the shares of Common Stock beneficially owned by Hancock III.

       As of the date of this Report, Hancock II is the beneficial owner of 355,443 shares of Common Stock through its direct ownership of (i) 73,221 shares of Common Stock, (ii) 60,000 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants and (iii) 111,111 shares of D Stock, which may be converted at any time at the option of the holder into 222,222 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 2.9% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, Back Bay V, Back Bay II, Venture Partners, JHSI and JHMLICO may be deemed to beneficially own the shares of Common Stock beneficially owned by Hancock II.

       (b) The Hancock Reporting Persons (except for Hancock II, Back Bay II, JHSI and JHMLICO) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by Hancock III. The Hancock Reporting Persons (except for Hancock III, Back Bay V, JHSI and JHMLICO) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by Hancock II.

       (c) Except in connection with the transactions described herein, none of the Hancock Reporting Persons not, to the best of their knowledge, any person listed in Annex VII hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

       C.     BKF

       (a) As of the date of this Report, BKF is the beneficial owner of 535,443 shares of Common Stock through its direct ownership of (i) 73,221 shares of Common Stock, (ii) 240,000 shares of Common Stock that may be acquired within 60 days upon the exercise of Warrants and (iii) 111,111 shares of D Stock, which may be converted at any time at the option of the holder into 222,222 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 4.4% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above.

       (b) Except in connection with the transactions described herein, neither BKF nor, to the best of its knowledge, any person listed in Annex III hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

       D.     WPG

       (a) By reason of Rule 13d-5, each of the WPG Reporting Persons may be deemed to own beneficially the shares of Common Stock beneficially owned by CDA III and CDA III Overseas.

       As of the date of this Schedule 13D, CDA III is the beneficial owner of 632,942 shares of Common Stock through its direct ownership of (i) 331,132 shares of Common Stock, (ii) 77,002 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants, (iii) 20,738 shares of C Stock, which may be converted at any time at the option of the holder into 41,476 shares of Common Stock, and (iv) 91,666 shares of D Stock, which may be converted at any time at the option of the holder into 183,332 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 5.2% of the outstanding shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, the WPG Reporting Persons may be deemed to beneficially own the shares of Common Stock beneficially owned by CDA III.

       As of the date of this Schedule 13D, CDA III Overseas is the beneficial owner of 134,270 shares of Common Stock through its direct ownership of (i) 70,240 shares of Common Stock, (ii) 16,342 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants, (iii) 4,399 shares of C Stock, which may be converted at any time at the option of the holder into 8,798 shares of Common Stock, and (iv) 19,445 shares of D Stock, which may be converted at any time at the option of the holder into 38,890 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 1.1% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described below. By reason of the provisions of Rule 13d-3, the WPG Reporting Persons may be deemed to beneficially own the shares of Common Stock beneficially owned by CDA III Overseas.

                    WPG CDA III, as the sole general partner of CDA III, may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 632,942 Shares held by CDA III, constituting approximately 5.2% of the Shares outstanding.

                    WPG CDA III Overseas as the sole investment advisor of CDA III Overseas may be deemed, pursuant to Rule 13d-3 promulgated under the Act, to own beneficially the 134,270 Shares owned by CDA III Overseas, constituting approximately 1.1% of the Shares outstanding. WPG CDA III Overseas disclaims beneficial ownership of all such Shares.

                    By reason of his status as a managing general partner of WPG CDA III, which is the sole general partner of CDA III, Mr. Greer may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 promulgated under the Act, of the 632,942 shares held by CDA III, constituting approximately 5.2% of the shares outstanding as reported in the Proxy Statement. By reason of his status as a managing general partner of WPG CDA III Overseas, which is the sole independent investment advisor to CDA III Overseas, Mr. Greer may also, within the meaning of Rule 13d-3 promulgated under the Act, be deemed to be the beneficial owner of the 134,270 shares held by CDA III Overseas, constituting approximately 1.1% of the shares outstanding. Accordingly, Mr. Greer may be deemed to be the beneficial owner of 767,212 shares, constituting approximately 6.3% of the shares outstanding as reported in the Proxy Statement. Mr. Greer disclaims beneficial ownership of all shares beneficially owned by CDA III and CDA III Overseas, except to the extent of his indirect beneficial interest as a managing general partner of WPG CDA III in Shares held by CDA III.

                    By reason of his status as a managing partner of WPG CDA III, which is the sole general partner of CDA III, Mr. Hutchinson may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 promulgated under the Act, of the 632,942 shares held by CDA III, constituting approximately 5.2% of the shares outstanding. By reason of his status as a managing general partner of WPG CDA III Overseas, which is the sole independent investment advisor to CDA III Overseas, Mr. Hutchinson may also, within the meaning of Rule 13d-3 promulgated under the Act, be deemed to be the beneficial owner of the 134,270 shares held by CDA III Overseas, constituting approximately 1.1% of the shares outstanding. Accordingly, Mr. Hutchinson may be deemed to be the beneficial owner of 767,212 shares in the aggregate, constituting approximately 6.3% of the shares outstanding. Mr. Hutchinson disclaims beneficial ownership of the shares beneficially owned by CDA III and CDA III Overseas, except to the extent of his indirect beneficial interest as a managing general partner of WPG CDA III in shares held by CDA III.

                    By reason of his status as a managing general partner of WPG CDA III, which is the sole general partner of CDA III, Mr. Lang may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 promulgated under the Act, of the 632,942 shares held by CDA III, constituting approximately 5.2% of the shares outstanding. By reason of his status as a managing general partner of WPG CDA III Overseas, which is the sole independent investment advisor to CDA III Overseas, Mr. Lang may also, within the meaning of Rule 13d-3 promulgated under the Act, be deemed to be the beneficial owner of the 134,270 shares held by CDA III Overseas, constituting approximately 1.1% of the Shares outstanding as reported in the Proxy Statement. In addition, Mr. Lang is the beneficial owner in his individual capacity of 3,016 shares through his direct ownership of (i) 2,506 shares of Common Stock, (ii) 147 shares of C Stock, which may be converted at the option of the holder into 294 shares of Common Stock and (iii) 216 shares of Common Stock which may be acquired in the next 60 days upon the exercise of warrants. Accordingly, Mr. Lang may be deemed to be the beneficial owner of 770,228 shares in the aggregate, constituting approximately 6.3% of the Shares outstanding. Mr. Lang disclaims beneficial ownership of the 767,212 shares beneficially owned by CDA III and CDA III Overseas, except to the extent of his indirect beneficial interest as a managing general partner of WPG CDA III in shares held by CDA III.

       (b) The WPG Reporting Persons (except for CDA III Overseas and WPG CDA III Overseas) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Common Stock, Preferred Stock held by CDA III. The WPG Reporting Persons (except for CDA III and WPG CDA III) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by CDA Overseas. Mr. Lang has the sole power to vote and dispose of the shares of which he has direct ownership.

       (c) Except in connection with the transactions described herein, none of the WPG Reporting Persons nor, to the best of their knowledge, any person listed in Annex VII hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

       E.     VRS

       (a) As of the date of this Report, VRS is the beneficial owner of 1,700,040 shares of Common Stock through its direct ownership of (i) 1,077,128 shares of Common Stock, (ii) 172,956 shares of C Stock, which may be converted at any time at the option of the holder into 345,912 shares of Common Stock, and (iii) 277,000 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants. Such shares of Common and Preferred Stock represent approximately 13.6% of the outstanding shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above.

       (b) Except in connection with the transactions described herein, none of the VRS Reporting Person to the best of their knowledge, has effected any transactions in the securities of the Company during the preceding 60 days.

       F.     Olympus

       (a) As of the date of this Report, Olympus is the beneficial owner of 2,077,292 shares of Common Stock through its direct ownership of (i) 1,481,294 shares of Common Stock, (ii) 221,784 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants, (iii) 103,773 shares of C Stock, which may be converted at any time at the option of the holder into 207,546 shares of Common Stock, and (iv) 83,334 shares of D Stock, which may be converted at any time at the option of the holder into 166,668 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 16.7% of the outstanding shares of Common Stock calculated in accordance with Rule 13d- 3(d)(1)(i) in the manner described below. By reason of the provisions of Rule 13d-3, the Olympus Reporting Persons may be deemed to beneficially own the shares of Common Stock beneficially owned by Olympus.

       (b) The Olympus Reporting Persons share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the Company securities held by Olympus.

       (c) Except in connection with the transactions described herein, none of the Olympus Reporting Persons, to the best of their knowledge, any person listed in Annex II hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

       G.     Equus

       (a) As of the date hereof, Equus II is the beneficial owner of 1,263,058 shares of Common Stock through its direct ownership of (i) 1,038,944 shares of Common Stock, (ii) 50,246 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants, (iii) 3,601 shares of C Stock, which may be converted at any time at the option of the holder into 7,202 shares of Common Stock, and (iv) 83,333 shares of D Stock, which may be converted at any time at the option of the holder into 166,666 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 10.5% of the outstanding shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above.

       As of the date of this Report, Equus Capital is the beneficial owner of 338,249 shares of Common Stock through its direct ownership of (i) 333,755 shares of Common Stock, (ii) 1,894 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants, and (iii) 1,300 shares of C Stock, which may be converted at any time at the option of the holder into 2,600 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 2.9% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, Equus Capital Corp., Equus Management, Equus International, Brooke Trust and Preston Trust may be deemed to beneficially own the shares of Common Stock beneficially owned by Equus Capital.

       By reason of his status as President of Equus Capital Corp., which is the managing general partner of Equus Capital Lehmann may be deemed to be the beneficial owner within the meaning of Rule 13d-3 of the 338,249 shares held by Equus Capital and the 1,263,057 shares held by Equus II. In addition, Lehmann beneficially owns 2,016 shares of Common Stock in his own capacity. Accordingly, Lehmann may be deemed to be the beneficial owner of 1,603,323 shares in the aggregate, constituting approximately 13.4% of the shares outstanding as reported in the Proxy Statement. Lehmann disclaims beneficial ownership of the 1,601,307 shares beneficially owned by the Equus Capital and Equus II, except to the extent of his indirect beneficial interest as President of Equus Capital Corp. and Equus II.

       (b) The Equus Reporting Persons (except for Equus II) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by Equus Capital.

       (c) Except in connection with the transactions described herein, none of the Equus Reporting Persons nor, to the best of their knowledge, any person listed in Annex VIII hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

       H.     RFE

       (a) As of the date of this Report, RFE Capital is the beneficial owner of 237,782 shares of Common Stock through its direct ownership of (i) 197,632 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants and (ii) 40,150 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 2.0% of the outstanding shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, the RFE Reporting Persons, except for Davis and Foster, may be deemed to beneficially own the shares of Common Stock beneficially owned by RFE Capital.

       As of the date of this Report, RFE Investments is the beneficial owner of 494,191 shares of Common Stock through its direct ownership of (i) 77,275 shares of Common Stock, (ii) 120,090 shares of Common Stock that may be acquired within 60 days upon the exercise of warrants into 120,090 shares of Common Stock and (iii) 148,413 shares of D Stock, which may be converted at any time at the option of the holder into 296,826 shares of Common Stock. Such shares of Common and Preferred Stock represent approximately 4.0% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described above. By reason of the provisions of Rule 13d-3, the RFE Reporting Persons may be deemed to beneficially own the shares of Common Stock beneficially owned by RFE Investments.

       Each of the RFE Reporting Persons hereby expressly disclaims beneficial ownership of all shares except for which they have sole or dispositive power.

       As of the date of this report, Williams is the beneficial owner of 741,973.21 shares of Common Stock through his direct ownership of 10,000.21 shares of Common Stock and his indirect interest, if any, in the Company securities owned by RFE Capital and RFE Investments. Such shares of Common Stock represent approximately 6.0% of the shares of

Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described below.

       As of the date of this report, Foster is the beneficial owner of 495,944.28 shares of Common Stock through his direct ownership of 1,753.28 shares of Common Stock and his indirect interest, if any, in Company securities owned by RFE Investments. Such shares of Common Stock represent approximately 2.0% of the shares of Common Stock calculated in accordance with Rule 13d-3(d)(1)(i) in the manner described below.

       (b) The RFE Reporting Persons (except for RFE Capital and Norcon) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of securities held by RFE Investments. The RFE Reporting Persons (except for RFE Investments, RFE Associates, and Foster and Davis) share the power to vote or to direct to vote, and share the power to dispose of to direct the disposition of the shares of Preferred Stock held by RFE Capital.

       (c) Except in connection with the transactions described herein, none of the RFE Reporting Persons nor, to the best of their knowledge, any person listed in Annex VI hereto, has effected any transactions in the securities of the Company during the preceding 60 days.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

       The responses to Item 4 of this Schedule 13D are hereby incorporated by reference into the response to Item 6.

STOCKHOLDERS AGREEMENT

       The holders of the Old Champion Common Stock and all classes of the old Champion Preferred Stock executed on December 31, 1993 the Stockholders Agreement in connection with and as required by the D Stock Purchase Agreement. The Stockholders Agreement contains a voting agreement, restrictions on transfers of stock, and limited preemptive rights to future Common Stock issues or sales. The Stockholders Agreement was previously filed by the Company as
Exhibit 10.6 to the Company's Form 8-K filed with the Commission on December 7, 1994 and is incorporated by reference herein in its entirety.

       The Stockholders Agreement requires that the Champion Board of Directors consist of not more than eleven persons with nominee designation rights (and agreed voting) for eight of these positions granted to certain shareholders and shareholder groups. This schedule also states the incumbent director nominated by each of these shareholders.

                                                                                            Current Director
 Stockholder                                                                                 Representative
 -----------                                                                                 --------------
 Olympus Private Placement Fund, L.P. (1)                                                    James A. Conroy
 Series B and C Preferred Stockholders, as a group(2)                                       Manuel M. Ferris
 Equus(3)                                                                                     Nolan Lehmann
 Sprout(4)                                                                                   Paul B. Queally
 Frontenac VI Limited Partnership; Frontenac Diversified III Limited Part.(5)               Currently Vacant
 Charles R. Miller, James G. VanDevender(6)                                                 Charles R. Miller
                                                                                          James G. VanDevender
                                                                                            David S. Spencer

       The voting agreement within the D Stockholder Agreement requires the stockholders to vote their shares for the election of the nominees made by the shareholders listed above, subject to the conditions stated in the D Stockholder Agreement. The voting agreement will

____________________

(1) Olympus must hold at least one-third of the "Common Equivalent Stock" (outstanding common stock and common stock issuable upon the exercise of all classes of outstanding preferred stock and warrants, as defined in the D Agreement), held by Olympus on December 31, 1993 to maintain this nomination right. If Olympus no longer owns one-third of the Common Equivalent Stock it owned on December 31, 1993, then the holders of Series BB and C Preferred Stock exercise the same right, voting together as a class by a two-thirds vote, so long as the Series BB and C stockholders own one-third of the Proforma Conversion Stock purchased by them pursuant to the Purchase Agreement.

(2) The right exists so long as the holders collectively of Series BB and C Preferred Stock hold one-third of the Proforma Conversion Stock initially purchased by them, provided the nominee is not an Affiliate of any Series BB or Series C stockholder and the nominee is approved in writing by a majority of the directors who are also Champion's senior management. Olympus Private Placement Fund, L.P. owns some Series C; Equus and Sprout also own some Series BB and C; and Frontenac owns some Series C.

(3) Equus Capital Partners and Equus II Incorporated ("Equus"). The right exists so long as Equus is the holder of one-third of the Common Equivalent Stock held by it on December 31, 1993 or purchased pursuant to the Purchase Agreement.

(4)    Sprout Growth L.P., Sprout Capital, VI L.P., DLJ Venture Capital
       Fund II, L.P, DLJ Capital Corporation, Sprout Growth II L.P. (collectively, "Sprout"). The right exists so long as Sprout is the holder of one-third of the Common Equivalent Stock held by it on December 31, 1993 as purchased pursuant to the Purchase Agreement.

(5) The right exists so long as these two holders of Series D Preferred Stock hold at least one-third of the stock initially purchased by them, provided the nominee is a general partner in Frontenac Company.

(6) The right exists so long as Miller and VanDevender (also known as the "Management Shareholders" in the D Agreement) are holders of at least 50% of the Common Equivalent Stock held by them on December 31, 1993 for the nomination of two directors; and for the nomination of one director subject to the written approval of Equus and Sprout, provided that if the Management Shareholders do not continue to hold at least 50% of the Common Equivalent Stock held on December 31, 1993 and Miller ceases to devote full time efforts to Champion, this nomination right for one director becomes the joint right of Equus and Sprout, collectively, provided they still hold at least one-third of the Common
       Equivalent Stock held by them on December 31, 1993.

terminate no later than June 1, 2000 unless extended by mutual agreement of stockholders at the time of the extension agreement which holds not less than a majority of the Common Equivalent Stock, then existing.

       The Management Stockholders, with two other stockholders (the "Restricted Stockholders"), are restricted in the sale of their stock to third parties by the D Stockholder Agreement so that Champion first and the other stockholders second have the right to purchase the Restricted Stockholders' shares offered to a third party. All parties to the D Stockholder Agreement are restricted from selling shares prior to December 31, 1995 to any competitor or person who owns a controlling interest in any competitor of Champion. Charles R. Miller has stock transfer restrictions prior to the second anniversary of the closing date of a Successful Public Offering. If parties to the D Stockholder Agreement holding 75% of the Common Equivalent Stock ("Selling Group") agree to sell such stock to a non-affiliate of any member of the Selling Group is a bona fide third party transaction then if (a) such sale is before December 31, 1996 and the price per Common Equivalent Share is at least $24.00 per share of D Stock (if before December 31, 1994) or $28.00 per share of D Stock (if before December 31, 1996) or (b) such sale is after December 31, 1996 and regardless of the price, the Selling Group shall have the option to acquire or require the buyer to purchase all other common Equivalent Stock held by the non-Selling Group parties to the D Stockholder Agreement. If such option by the Selling Group is not exercised or is unavailable to be exercised, then the non-Selling Group parties shall have the right to require the Selling Group to purchase their Common Equivalent Stock at the price the Selling Group has agreed to sell.

       All stockholders have a limited preemptive right to purchase shares issued by Champion to a New Purchaser, as defined in the D Stockholder Agreement. The limited preemptive right does not apply to certain exempted transactions, to public offerings, and to mergers, acquisitions, or similar transactions.

REGISTRATION AGREEMENTS

       The Company has agreed with certain of the Reporting Persons, and others, to provide certain demand and piggy- back registration rights.
Pursuant to that certain Stock Registration Agreement dated December 31, 1990 (the "A Registration Agreement"), as amended, Old Champion granted the holders of Old Champion Series A Preferred Stock certain registration rights. Pursuant to that certain Series B and C Stock Registration Agreement dated December 2, 1993 (the "B and C Registration Agreement"), Old Champion granted the holders of Old Champion Series B and Series C Preferred Stock and BB Warrants certain registration rights. Pursuant to that certain Series D Stock Registration Agreement dated December 31, 1993 (the "D Registration Agreement," and collectively with the A Registration Agreement and the B and C Registration Agreement, the "Registration Agreements"), Old Champion granted the holders of Old Champion Series C Preferred and D Warrants certain registration rights.
The Registration Agreements were assumed by the Company pursuant to the Merger. The A Registration Agreement, the B and C Registration Agreement, and the D Registration Agreement were filed as Exhibits 10.24(a), 10.24(b) and 10.24(c), respectively, to the Company's Form 10-K filed with the Commission on March 31, 1995 and are incorporated by reference herein in their entirety.

       Furthermore, in connection with obtaining the consent of the D Stockholders to the Merger, the Company has committed to file, and keep effective for two years, a shelf registration statement with respect to the securities held by the former stockholders of Champion. Such registration will not effect any rights under the D Registration Agreement.

D NOTES

       The following Reporting Persons hold D Notes in the following principal amount as of the date of this Schedule 13D:

              Reporting Person                  D Note Principal Amount
              ----------------                  -----------------------
              BKF                                       $ 8,000,000
              Equus II                                    1,500,000
              Frontenac III                              10,000,000
              Hancock III                                 2,000,000
              Hancock II                                  2,000,000
              Olympus                                     1,500,000
              RFE Capital                                 2,000,000
              RFE Investment                              4,003,000
              CDA III                                     1,650,000
              CDA III Overseas                              350,000

       The D Notes bear interest at an annual fixed rate of 11% and mature on December 31, 2003, with interest payable quarterly. The Notes are subject to redemption on or after December 31, 1995 at the Company's option at prices declining from 112.5% of the principal amount at December 31, 1995 to par on December 31, 2002. Additionally, there is a requirement to repurchase all outstanding D Notes in the event of a change of control of the Company, at the holder's option, based on the declining redemption premium ranging from 112.5% to 103% of principal. The D Notes are uncollateralized obligations and are subordinated in right of payment to all existing and future senior indebtedness of the Company.

THE D STOCK PURCHASE AGREEMENT:  CERTAIN COVENANTS AND EVENTS OF DEFAULT.

       (1)    The D Stock Purchase Agreement contains certain covenants:

              (a) so long as any D Note is outstanding, the Company, on a consolidated basis and subject to certain provisions, will not permit (i) as at the end of the most recent fiscal quarter of the Company, the ratio of EBITDA to "Total Debt Service" (defined as the sum of (i) interest expense on all Indebtedness and (ii) all principal payment due on all Indebtedness of the Company computed with respect to the Company and its Subsidiaries on a consolidated basis, in accordance with GAAP) to be less than 1.5 to 1.0, (ii) the ratio of consolidated Indebtedness to Stockholders' Equity to be greater than 4.0 to 1.0, or (iii) the Consolidated Net Worth to be less than:
$42,500,000;

              (b) so long as any D Note or Series D Preferred Stock is outstanding the Company, on a consolidated basis, will (i) have Permanent Capital of not less than (A) $75,000,000 through December 31, 1994, (B) $80,000,000 from January 1, 1995 through December 31, 1995, and (C) $85,000,000 thereafter, (ii) not incur "Funded Indebtedness" (defined as liabilities for borrowed money, liabilities secured by any lien and obligations other than current indebtedness of any Person as obligor, guarantor or otherwise under (A) any lease of real or personal property, (B) under any arrangement with respect to liabilities for borrowed money, and (C) certain other obligations) in an amount greater than $20,000,000 (other than certain indebtedness), and (iii) not sell, transfer, lease or otherwise dispose of any assets in excess of $5,000,000 or five percent or more of the consolidated total assets of the Company and its subsidiaries, or merge with or into any Person, or permit any Person other than a subsidiary to merge with or into it, provided that such a merger or sale of all or substantially all of the Company's assets may be permitted upon the vote or written consent of both (x) 80% of the outstanding shares of Series A Preferred Stock, B Stock, C Stock and D Stock, treated as one class, with each share entitling the holder thereof to cast a number of votes equal to the number of shares of Common Stock into which it is then convertible and (y) the vote or written consent of the holders of 75% of the outstanding shares of D Stock; and

              (c) so long as any Note or D Stock shall remain outstanding, the Company will not make or authorize certain "Restricted Investments" (defined generally as any investment made by the Company in any person or property, any loan or any advance, except for investments to wholly owned Subsidiaries, investments in property and equipment used by the Company, investments in obligations guaranteed by the United States of America or in certificates of deposit, commercial paper, money market funds, or investments made in the ordinary course of business).

       (2)    Events of Default under the D Stock Purchase Agreement include:

              (a) A default in the payment of any principal or interest on the Notes;

              (b) A default in the making of any required purchase of any Note pursuant to the D Stock Purchase Agreement;

              (c) A default in any payment of principal or interest on any other obligation for borrowed money if such obligation is for an amount in excess of $1,000,000;

              (d) A final judgment, decree or order for the payment of money in excess of $1,000,000 is rendered against the Company;

              (e) Any representation or warranty made by the Company is false in any material respect; and

              (f) A default in the performance of certain agreements and covenants, voluntary or involuntary bankruptcy or receivership of the Company.

Upon an Event of Default with respect to failure of the Company to make a principal payment, interest payment or a required purchase, holders of 43% in aggregate principal amount of the D Notes may declare such holders' D Notes to be due and payable. Upon any other Event of Default, holders of 51% in aggregate principal amount of the D Notes may declare all of the D Notes to be due and payable, except that, with respect to Events of Default relating to Bankruptcy of the Company, all D Notes shall immediately mature and become due and payable.

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS

       1. Joint Filing Agreement Pursuant to Rule 13d-1(f)(1) dated as of January 30, 1996, among the Reporting Persons.

       2. Agreement and Plan of Merger dated August 17, 1994, filed with the Commission as Exhibit 10 to the Company's Form 8-K (File No. 0-11851) dated December 6, 1994, is incorporated herein by reference.

       3. Amendment #1 to Agreement and Plan of Merger, dated October 20, 1994, filed with the Commission as Exhibit 10.1 to the Company's Form 8-K (File No. 0-11851) dated December 6, 1994, is incorporated herein by reference.

       4. Series D Note and Stock Purchase Agreement, dated December 31, 1993, among the Company and the Parties listed therein, as amended, filed with the Commission as Exhibit 10.5 to the Company's Form 8-K (File No. 0-11851) dated December 6, 1994, is incorporated herein by reference.

       5. D Stockholders Agreement, dated December 31, 1993, among the Company and the Parties listed therein, as amended, filed with the Commission as Exhibit 10.6 to the Company's Form 8-K (File No. 0-11851) dated December 6, 1994, is incorporated herein by reference.

       6. Preferred Stock Purchase Agreement dated as of December 31, 1990, as amended, among Charles R. Miller, James G. VanDevender, Equus Investments II, L.P., Sprout Growth L.P., Sprout Capital VI, L.P. and DLJ Venture Capital Fund II L.P. and the Company, filed with the Commission as Exhibit 10.20 to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       7. Note and Stock Purchase Agreement dated May 27, 1992, as amended, among the Company and the parties listed therein, filed with the Commission as Exhibit 10.21 to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       8. Series C Preferred Stock Purchase Agreement dated December 2, 1993, among the Company and the parties listed therein, filed with the Commission as Exhibit 10.22 to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       9. Warrant Purchase Agreement dated December 31, 1990, between Charles Miller, Equus Investments II, L.P. and the Company, as amended, filed with the Commission as Exhibit 10.23(a) to the Company's Form 10-K filed March 31, 1995 is incorporated herein by reference.

       10. Warrant Purchase Agreement dated December 31, 1990, between Equus Investments II, L.P., Sprout Growth, L.P. and the Company, as amended, filed with the Commission as Exhibit 10.23(b) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       11. Agreement to Exchange and Amend Warrants dated April 29, 1993, by the registrant and holders of warrants issued pursuant to the Note and Stock Purchase Agreement dated May 27, 1993, with attached Form of Warrant, filed with the Commission as Exhibit 10.23(c) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       12. Form of Warrant issued pursuant to Bridge Loan Agreement dated April 29, 1993, filed with the Commission as Exhibit 10.23(d) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       13. Form of Warrant issued December 2, 1993 to VRS, pursuant to Fifth Amendment to Note and Stock Purchase Agreement dated May 27, 1992, filed with the Commission as Exhibit 10.23(e) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       14. Form of Warrant issued pursuant to Series D Note and Stock Purchase Agreement dated December 31, 1993, as amended, filed with the Commission as Exhibit 10.23(f) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       15. Stock Registration Agreement dated December 31, 1990, as amended, entered into by the Company in connection with the Stock Purchase Agreement dated December 31, 1990, filed with the Commission as
              Exhibit 10.24(a) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       16. Series B and Series C Stock Registration Agreement dated December 2, 1993 entered into by the Company in connection with the Fifth Amendment to Note and Stock Purchase Agreement dated May 27, 1992 and the Series C Stock Purchase Agreement, filed with the Commission as Exhibit 10.24(b) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       17. Series D Stock Registration Agreement dated December 31, 1993 entered into by the Company in connection with the Series D Note and Stock Purchase Agreement, filed with the Commission as
              Exhibit 10.24(c) to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       18. Agreement and Plan of Merger dated October 21, 1994, among Psychiatric Healthcare Corporation, CHC/Psychiatric Healthcare Corporation and the Company, filed with the Commission as Exhibit
              10.25 to the Company's Form 10-K filed March 31, 1995, is incorporated herein by reference.

       19. 1995 Recapitalization Agreement dated as of December 31, 1995 among the Company and the parties listed therein, filed with the Commission as Exhibit 10.1 to the Company's Form 8-K dated January 4, 1996, is incorporated herein by reference.

       20.    Attachment II to the Company's Preliminary Proxy Statement on
              Schedule 14A filed with the Commission on January 4, 1996, containing the proposed Restated Certificate of Incorporation, is incorporated herein by reference.

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 1996

                                        FRONTENAC VI LIMITED PARTNERSHIP

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner


                                        FRONTENAC DIVERSIFIED III
                                        LIMITED PARTNERSHIP

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner

                                        FRONTENAC VI PARTNERS, L.P.

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner


                                        FRONTENAC COMPANY

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner


                                        OLYMPUS PRIVATE PLACEMENT FUND, L.P.

                                        By: OPG Partners, L.P., its sole
                                            general partner


                                        By: /s/ Robert S. Morris
                                            -----------------------------------
                                            Robert S. Morris, its
                                            Managing Partner

                                        OGP PARTNERS, L.P.

                                        By: /s/ Robert S. Morris
                                            -----------------------------------
                                            Robert S. Morris, its
                                            Managing Partner


                                        ROBERT S. MORRIS

                                        /s/ Robert S. Morris
                                            -----------------------------------

                                        JAMES A. CONROY

                                        /s/ James A. Conroy
                                            -----------------------------------


                                        BAKER, FENTRESS & COMPANY


                                        By: /s/ Scott E. Smith
                                            -----------------------------------
                                            Vice President

                                        THE VIRGINIA RETIREMENT SYSTEM

                                        By: /s/ Irwin H. Will, Jr.
                                            -----------------------------------
                                            Irwin H. Will, Jr.,
                                            Chief Investment Officer


                                        WPG CORPORATE DEVELOPMENT ASSOCIATES
                                        III, L.P.

                                        By: WPG CDA III, L.P.
                                            its sole general partner

                                        By: /s/ Wesley W. Lang, Jr.,
                                            -----------------------------------
                                            Managing General Partner

                                        WPG CDA III (OVERSEAS), L.P.

                                        By: /s/ Wesley W. Lang, Jr.,
                                            -----------------------------------
                                            Managing General Partner

                                        STEVEN N. HUTCHINSON

                                        /s/ Steven N. Hutchinson
                                        ---------------------------------------



                                        WESLEY W. LANG, JR.

                                        /s/ Wesley W. Lang, Jr.
                                        ---------------------------------------


                                        PHILIP GREER

                                        /s/ Philip Greer
                                        ---------------------------------------


                                        WPG CDA III, L.P.

                                        By: /s/ Wesley W. Lang, Jr.,
                                            -----------------------------------
                                            Managing General Partner


                                        WPG CORPORATE DEVELOPMENT ASSOCIATES III
                                        (OVERSEAS), LTD.

                                        By: /s/ Brent Thomas,
                                            -----------------------------------
                                            Director

                                        RFE CAPITAL PARTNERS, L.P.

                                        By: Norcon Associates, its General
                                            Partner

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            a General Partner


                                        RFE INVESTMENT PARTNERS IV, L.P.

                                        By: RFE Associates IV, L.P., its
                                            General Partner

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            its General Partner

                                        NORCON ASSOCIATES

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            its General Partner

                                        RFE ASSOCIATES IV, L.P.

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            a General Partner


                                        RFE MANAGEMENT CORP.

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            President


                                        MICHAEL J. FOSTER

                                        /s/ Michael J. Foster
                                        ---------------------------------------


                                        ROBERT M. WILLIAMS

                                        /s/ Robert M. Williams
                                        ---------------------------------------



                                        JAMES A. PARSONS

                                        /s/ James A. Parsons
                                        ---------------------------------------


                                        A. DEAN DAVIS

                                        /s/ A. Dean Davis
                                        ---------------------------------------


                                        HOWARD C. LANDIS

                                        /s/ Howard C. Landis
                                        ---------------------------------------

                                        JOHN HANCOCK MUTUAL LIFE
                                        INSURANCE COMPANY

                                        By: /s/ John T. Faraday
                                            -----------------------------------
                                            John T. Faraday
                                            Senior Vice President
                                            and Treasurer


                                        JOHN HANCOCK SUBSIDIARIES, INC.

                                        By: /s/ John T. Faraday
                                            -----------------------------------
                                            John T. Faraday
                                            Senior Vice President
                                            and Treasurer




                                        HANCOCK VENTURE PARTNERS, INC.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer



                                        BACK BAY PARTNERS L.P. II

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer


                                        BACK BAY PARTNERS V L.P.

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer


                                        JOHN HANCOCK VENTURE CAPITAL FUND
                                        LIMITED PARTNERSHIP II

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer

                                        HANCOCK VENTURE PARTNERS III L.P.

                                        By Its General Partner,
                                        Back Bay Partners V L.P.,

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.


                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer


                                        NOLAN LEHMANN

                                        By: /s/Nolan Lehmann
                                        ---------------------------------------


                                        EQUUS II INCORPORATED

                                        By: /s/ Nolan Lehmann
                                            -----------------------------------
                                            President


                                        EQUUS CAPITAL PARTNERS, L.P.

                                        BY: EQUUS CAPITAL CORPORATION MANAGING
                                            GENERAL PARTNER

                                            /s/ Nolan Lehmann
                                            -----------------------------------
                                            President

                                   EXHIBIT 1

                          AGREEMENT RE JOINT FILING OF
                        SCHEDULE 13D (RULE 13d-1 (f)(1))

       Each of the undersigned agrees as follows:

       (i) The Schedule 13D to which this Exhibit is attached is filed on behalf of each of the undersigned.

       (ii) Each of the undersigned is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such entities contained therein; but each if such entities is not responsible for the completeness or accuracy of the information concerning the other entities making the filing, unless such entity knows or has reason to believe that such information is inaccurate.

       This Agreement may be executed in one or more counterparts.

Dated:  February 7, 1996.

                                        FRONTENAC VI LIMITED PARTNERSHIP

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner


                                        FRONTENAC DIVERSIFIED III
                                        LIMITED PARTNERSHIP

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner

                                        FRONTENAC VI PARTNERS, L.P.

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner


                                        FRONTENAC COMPANY

                                        By: /s/ Rodney L. Goldstein
                                            -----------------------------------
                                            General Partner

                                        OLYMPUS PRIVATE PLACEMENT FUND, L.P.

                                        By: OPG Partners, L.P., its sole
                                            general partner


                                        By: /s/ Robert S. Morris
                                            -----------------------------------
                                            Robert S. Morris, its Managing
                                            Partner


                                        OGP PARTNERS, L.P.

                                        By: /s/ Robert S. Morris
                                            -----------------------------------
                                            Robert S. Morris, its Managing
                                            Partner


                                        ROBERT S. MORRIS

                                        /s/ Robert S. Morris
                                        ---------------------------------------

                                        JAMES A. CONROY

                                        /s/ James A. Conroy
                                        ---------------------------------------


                                        BAKER, FENTRESS & COMPANY


                                        By: /s/ Scott E. Smith
                                            -----------------------------------
                                            Vice President

                                        THE VIRGINIA RETIREMENT SYSTEM

                                        By: /s/ Irwin H. Will, Jr.
                                            -----------------------------------
                                            Irwin H. Will, Jr.,
                                            Chief Investment Officer

                                        WPG CORPORATE DEVELOPMENT ASSOCIATES
                                        III, L.P.

                                        By: WPG CDA III, L.P.,
                                            -----------------------------------
                                            its sole general partner

                                        By: /s/ Wesley W. Lang, Jr.,
                                            -----------------------------------
                                            Managing General Partner


                                        WPG CDA III (OVERSEAS), L.P.

                                        By: /s/ Wesley W. Lang, Jr.,
                                            -----------------------------------
                                            Managing General Partner

                                        STEVEN N. HUTCHINSON

                                        /s/ Steven N. Hutchinson
                                        ---------------------------------------


                                        WESLEY W. LANG, JR.

                                        /s/ Wesley W. Lang, Jr.
                                        ---------------------------------------

                                        PHILIP GREER

                                        /s/ Philip Greer
                                        ---------------------------------------

                                        WPG CDA III, L.P.

                                        By: /s/ Wesley W. Lang, Jr.,
                                            -----------------------------------
                                            Managing General Partner


                                        WPG CORPORATE DEVELOPMENT ASSOCIATES III
                                        (OVERSEAS), LTD.

                                        By: /s/ Brent Thomas,
                                            -----------------------------------
                                            Director

                                        RFE CAPITAL PARTNERS, L.P.

                                        By: Norcon Associates, its General
                                            Partner

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            a General Partner


                                        RFE INVESTMENT PARTNERS IV, L.P.

                                        By: RFE Associates IV, L.P., its
                                            General Partner

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            its General Partner

                                        NORCON ASSOCIATES

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            its General Partner


                                        RFE ASSOCIATES IV, L.P.

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            a General Partner


                                        RFE MANAGEMENT CORP.

                                        By: /s/ Robert M. Williams,
                                            -----------------------------------
                                            President


                                        MICHAEL J. FOSTER

                                        /s/ Michael J. Foster
                                        ---------------------------------------


                                        ROBERT M. WILLIAMS

                                        /s/ Robert M. Williams
                                        ---------------------------------------

                                        JAMES A. PARSONS

                                        /s/ James A. Parsons
                                        ---------------------------------------


                                        A. DEAN DAVIS

                                        /s/ A. Dean Davis
                                        ---------------------------------------



                                        HOWARD C. LANDIS

                                        /s/ Howard C. Landis
                                        ---------------------------------------


                                        JOHN HANCOCK MUTUAL LIFE
                                        INSURANCE COMPANY

                                        By: /s/ John T. Faraday
                                            -----------------------------------
                                            John T. Faraday
                                            Senior Vice President
                                            and Treasurer



                                        JOHN HANCOCK SUBSIDIARIES, INC.

                                        By: /s/ John T. Faraday
                                            -----------------------------------
                                            John T. Faraday
                                            Senior Vice President
                                            and Treasurer



                                        HANCOCK VENTURE PARTNERS, INC.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer


                                        BACK BAY PARTNERS L.P. II

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer

                                        BACK BAY PARTNERS V L.P.

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer

                                        JOHN HANCOCK VENTURE CAPITAL FUND
                                        LIMITED PARTNERSHIP II

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.

                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer

                                        HANCOCK VENTURE PARTNERS III L.P.

                                        By Its General Partner,
                                        Back Bay Partners V L.P.,

                                        By One of Its General Partners:
                                        Hancock Venture Partners, Inc.


                                        By: /s/ Martha D. Vorlicek
                                            -----------------------------------
                                            Martha Vorlicek
                                            Vice President and Treasurer



                                        NOLAN LEHMANN

                                        By: /s/Nolan Lehmann
                                            -----------------------------------


                                        EQUUS II INCORPORATED

                                        By: /s/ Nolan Lehmann
                                            -----------------------------------
                                            President

                                        EQUUS CAPITAL PARTNERS, L.P.

                                        BY: EQUUS CAPITAL CORPORATION MANAGING
                                            GENERAL PARTNER

                                            /s/ Nolan Lehmann
                                            -----------------------------------
                                            President

                                    ANNEX I





                                                                           POSITION WITH FRONTENAC VI
                                                                           LIMITED PARTNERSHIP
                                      BUSINESS OR                          AND FRONTENAC DIVERSIFIED III
 NAME                                 RESIDENTIAL ADDRESS                  LIMITED PARTNERSHIP
 Frontenac Company                    135 S. LaSalle Street                Managing General Partner
                                      38th Fl.
                                      Chicago, IL  60604

 Frontenac VI, L.P.                         "                              Non-Managing General Partner


                                                                           POSITION WITH FRONTENAC COMPANY

 Paul D. Carbery                      135 S. LaSalle Street                General Partner
                                      38th Fl.
                                      Chicago, IL  60604

 James E. Cowie                             "                              General Partner

 James E. Crawford, III                     "                              General Partner

 Rodney L. Goldstein                        "                              General Partner

 Martin S. Koldyke                          "                              General Partner


 M. Laird Koldyke                           "                              General Partner

 Roger S. McEniry                           "                              General Partner

 Darcy J. Moore                             "                              General Partner

 Laura P. Pearl                             "                              General Partner


                                                                           POSITION WITH FRONTENAC VI
                                                                           PARTNERS L.P.

 Martin S. Koldyke                    135 S. LaSalle Street                General Partner
                                      38 Fl.
                                      Chicago, IL  60604

 Rodney L. Goldstein                        "                              General Partner

                                    ANNEX II




Name                                 Business or Residential Address      Position
----                                 -------------------------------      --------
                                     Metro Center
OPG Partners, L.P.                   One Station Place                    Sole general partner of Olympus
                                     Stamford, CT  06902                  Private Placement Fund, L.P.

Robert S. Morris                     Metro Center                         General Partner of OGP Partners,
                                     One Station Place                    L.P.
                                     Stamford, CT  06902

James A. Conroy                      Metro Center                         General Partner of OGP Partners,
                                     One Station Place                    L.P.
                                     Stamford, CT  06902

Odyssey Zeus, Inc.                   Odyssey Partners, L.P.               General Partner of OGP Partners,
                                     31 West 52nd Street                  L.P. (Non-Voting)
                                     17th Floor
                                     New York, NY  10019

                                   ANNEX III

         Set forth below are the names and present principal occupation or employment of each director and executive officer of BKF. Except for the person whose business address is set forth below following their occupations, the business address of each of the persons listed below is the same as that set forth in Item 2 for BKF.

                                                            Position with BKF and Present Principal
         Name                                               Occupation and Business Address
---------------------                                       ------------------------------------------------
Frederick S. Addy                                           Director of BKF; retired; 5300 Arbertum Cove, Austin, TX
                                                            78746.

Bob D. Allen                                                Director of BKF; President, chief executive officer and
                                                            director of Consolidated-Tomoka Land Co.; 149 South Ridgewood
                                                            Avenue, Daytona Beach, FL 32124.

J. Barton Goodwin                                           Director of BKF; General partner of Bridge Investors II and
                                                            Teaneck Associates and managing director of BCI Advisors,
                                                            Inc.; Glenpointe Centre West, Teaneck, NJ 07666.

James P. Gorter                                             Director of BKF; Chairman of the board of BKF; limited
                                                            general partner of Goldman, Sachs & Co.

David D. Grumhaus                                           Director of BKF; President of Casey Travel Corporation; 10
                                                            South Riverside Plaza, Room 1404; Chicago, IL 60606.

Richard M. Jones                                            Director of BKF; retired; 1205 Burr Ridge Club Drive, Burr
                                                            Ridge, IL 60521.

Burton G. Malkiel                                           Director of BKF; Professor of Economics, Princeton
                                                            University; Economics Department, Fischer Hall, Prospect
                                                            Avenue, Princeton, NJ 08544.

David D. Peterson                                           Director of BKF; President and Chief executive officer of
                                                            BKF.

William H. Springer                                         Director of BKF; retired; 701 Morningside Drive, Lake Forest,
                                                            IL  60045.

Steven C. Carhart                                           Vice President of BKF.

George V. Carracio, Jr.                                     Vice President of BKF.

James P. Koeneman                                           Vice President and Secretary of BKF.

Scott E. Smith                                              Vice President of BKF.

Janet Sandona Jones                                         Treasurer and Assistant Secretary of BKF.

                                    ANNEX IV



                 VIRGINIA RETIREMENT SYSTEM BOARD OF TRUSTEES



                                                                BUSINESS OR
      NAME                                                   RESIDENTIAL ADDRESS
James C. Wheat, III                                         Riverfront Partners
                                                            901 E. Byrd Street, Suite 1360
                                                            Richmond, Virginia  23219

R. William Bayliss, III                                     Wheat First Securities
                                                            P.O. Box 437
                                                            Winchester, Virginia  22604

Joseph L. Boyd                                              Dean, School of Business
                                                            Norfolk State University
                                                            Norfolk, Virginia  23504

Edwin T. Burton, III                                        Route 1, Box 192
                                                            Earlysville, Virginia  22936

Donald L. Cahill                                            9319 Moseby Street
                                                            Manassas, Virginia  22110

Stuart W. Connock                                           205 South Erlwood Court
                                                            Richmond, Virginia  23229

Clifford A. Cutchins, III                                   5906 Ocean Front
                                                            Virginia Beach, Virginia  23451

Elise Lindbloom Emanuel                                     110 Willow Drive
                                                            Williamsburg, Virginia  23185

Charles B. Walker                                           Ethyl Corporation
                                                            330 S. Fourth Street
                                                            Richmond, Virginia  23219

                                    ANNEX V


                               WPG CDA III, L.P.



  General Partners                      Address                                     Occupation
  ----------------                      -------                                     ----------
  Philip Greer                          One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Steven N. Hutchinson                  One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Wesley W. Lang, Jr.                   One New York Plaza                          Principal, WPG
                                        New York, NY  10004


  Peter B. Pfister                      One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Craig S. Whiting                      One New York Plaza                          General Partner, WPG-CDA III
                                        New York, NY  10004

                       WPG CORPORATE DEVELOPMENT ASSOCIATES III (OVERSEAS), LTD.


  Directors                             Address                                     Occupation
  ---------                             -------                                     ----------
  Philip Greer                          One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Robert Rayne                          33 Robert Adam Street                       Executive Director of LMS Services
                                        London W1M 5AH                              Limited PLC
                                        United Kingdom

  Michael Carney                        P.O. Box 1092,                              Vice President and Manager of
                                        George Town                                 Trust and Private Banking of
                                        Grand Cayman,                               BankAmerica Cayman
                                        Cayman Islands
                                        British West Indies


  Brent Thomas                          P.O. Box 1092,                              Trust Officer of Mutual Funds
                                        George Town
                                        Grand Cayman,
                                        Cayman Islands
                                        British West Indies

  Robin L. Jarvis                       P.O. Box 1092,                              Manager of Mutual Funds for
                                        George Town                                 BankAmerica Cayman
                                        Grand Cayman,
                                        Cayman Islands
                                        British West Indies

  Officers                              Address                                     Occupation
  --------                              -------                                     ----------

  BankAmerica Trust &                   BankAmerica House                           Secretary
  Banking Corporation                   Fort Street,
  (Cayman) Limited                      George Town
                                        Grand Cayman Island
                                        Cayman Islands
                                        British West Indies

                          WPG CDA III (OVERSEAS), L.P.


  General Partners                      Address                                     Occupation
  ----------------                      -------                                     ----------
  Philip Greer                          One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Steven N. Hutchinson                  One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Wesley W. Lang, Jr.                   One New York Plaza                          Principal, WPG
                                        New York, NY  10004


  Peter B. Pfister                      One New York Plaza                          Principal, WPG
                                        New York, NY  10004

  Craig S. Whiting                      One New York Plaza                          General Partner, WPG-CDA III
                                        New York, NY  10004                         Overseas

                                    ANNEX VI


 NAME                                   ADDRESS                                   POSITION
 RFE Management Corp.                   36 Grove Street                           Investment Manager of RFE
                                        New Canaan, CT  06840                     Capital Partners, L.P. and RFE
                                                                                  Investment Partners IV, L.P.

 Norcon Associates                      36 Grove Street                           General Partner of RFE Capital
                                        New Canaan, CT  06840                     Partners, L.P.

 RFE Associates IV, L.P.                36 Grove Street                           General Partner of RFE
                                        New Canaan, CT  06840                     Investment Partners IV, L.P.

 Robert M. Williams                     36 Grove Street                           General Partner of Norcon
                                        New Canaan, CT  06840                     Associates and RFE Associates
                                                                                  IV, L.P.

 Howard C. Landis                       36 Grove Street                           General Partner of Norcon
                                        New Canaan, CT  06840                     Associates and RFE Associates
                                                                                  IV, L.P.

 James A. Parsons                       36 Grove Street                           General Partner of Norcon
                                        New Canaan, CT  06840                     Associates and RFE Associates
                                                                                  IV, L.P.

 Michael J. Foster                      36 Grove Street                           General Partner of RFE
                                        New Canaan, CT  06840                     Associates IV, L.P.

 A. Dean Davis                          36 Grove Street                           General Partner of RFE
                                        New Canaan, CT  06840                     Associates IV, L.P.

                                   ANNEX VII

                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY


                                                                           POSITION WITH JOHN
                                                                           HANCOCK MUTUAL LIFE
                                                                           INSURANCE COMPANY AND PRESENT
                                      BUSINESS OR                          PRINCIPAL
 NAME                                 RESIDENTIAL ADDRESS                  OCCUPATION
 Foster L. Aborn                      John Hancock Place                   Vice Chairman of John Hancock
                                      P.O. Box 111                         Mutual Life Insurance Company
                                      Boston, MA  02117

 Samuel W. Bodman                     75 State Street                      Director of John Hancock Mutual
                                      Boston, MA  02109-1806               Life Insurance Company; Chairman
                                                                           and Chief Executive Officer of
                                                                           Cabot Corporation

 Joan T. Bok                          25 Research Drive                    Director of John Hancock Mutual
                                      Westborough, MA  01581               Life Insurance Company; Chairman
                                                                           of the Board of New England
                                                                           Electric System


 MacAllister Booth                    549 Technology Square                Director of John Hancock Mutual
                                      Cambridge, MA  02139                 Life Insurance Company; Chairman,
                                                                           President and Chief Executive
                                                                           Officer of Polaroid Corporation

 Dr. Randolph W. Bromery              263 Alden Street                     Director of John Hancock Mutual
                                      Springfield, MA  01109               Life Insurance Company; President
                                                                           of Springfield College

 William L. Boyan                     John Hancock Place                   Director, President and Chief
                                      P.O. Box 111                         Operations Officer of John
                                      Boston, MA  02117                    Hancock Mutual Life Insurance
                                                                           Company, Inc.

 Stephen L. Brown                     John Hancock Place                   Chairman of the Board and Chief
                                      P.O. Box 111                         Executive Officer of John Hancock
                                      Boston, MA  02117                    Mutual Life Insurance Company,
                                                                           Inc.

 John M. Connors, Jr.                 200 Clarendon Street                 Director of John Hancock Mutual
                                      Boston, MA  02116                    Life Insurance Company;
                                                                           President, CEO and Director of
                                                                           Hill, Holliday, Connors,
                                                                           Consmopulos, Inc.

                                                                           POSITION WITH JOHN
                                                                           HANCOCK MUTUAL LIFE
                                                                           INSURANCE COMPANY AND PRESENT
                                      BUSINESS OR                          PRINCIPAL
 NAME                                 RESIDENTIAL ADDRESS                  OCCUPATION
 David F. D'Alessandro                John Hancock Place                   Director and Senior Executive
                                      P.O. Box 111                         Vice President of John Hancock
                                      Boston, MA  02117                    Mutual Life Insurance Company,
                                                                           Inc.

 Robert E. Fast, Esq.                 60 State Street                      Director of John Hancock Mutual
                                      Boston, MA  02109                    Life Insurance Company; Senior
                                                                           Partner of Hale and Dorr

 Dr. Kathleen Foley Feldstein         147 Clifton Street                   Director of John Hancock Mutual
                                      Belmont, MA  02178                   Life Insurance Company; President
                                                                           of Economics Studies, Inc.


 Lawrence K. Fish                     One Citizens Plaza                   Director of John Hancock Mutual
                                      Providence, RI  02903-1339           Life Insurance Company; Chairman,
                                                                           President and CEO of Citizens
                                                                           Financial Group, Inc.

 Nelson S. Gifford                    50 Federal Street - Ste. 900         Director of John Hancock Mutual
                                      Boston, MA  02110-2509               Life Insurance Company; Former
                                                                           Chairman and CEO of Dennison Mfg.
                                                                           Corporation

 John F. Magee                        Acorn Park                           Director of John Hancock Mutual
                                      Cambridge, MA  02140-2390            Life Insurance Company; Chairman
                                                                           of Arthur D. Little, Inc.

 E. James Morton                      1st Floor, Clarendon Bldg.           Director of John Hancock Mutual
                                      P.O. Box 111                         Life Insurance Company; Former
                                      Boston, MA  02117                    Chairman and CEO of John Hancock
                                                                           Mutual Life Insurance Company

 Thomas L. Phillips                   141 Spring Street                    Director of John Hancock Mutual
                                      Lexington, MA  02173                 Life Insurance Company; Director
                                                                           of Raytheon Company

                                                                           POSITION WITH JOHN
                                                                           HANCOCK MUTUAL LIFE
                                                                           INSURANCE COMPANY AND PRESENT
                                      BUSINESS OR                          PRINCIPAL
 NAME                                 RESIDENTIAL ADDRESS                  OCCUPATION
 Bruce Skrine                         John Hancock Place                   Vice President, Counsel and
                                      P.O. Box 111                         Secretary of John Hancock Mutual
                                      Boston, MA  02117                    Life Insurance Company, Inc.

 Delbert C. Staley                    1095 Avenue of the America           Director of John Hancock Mutual
                                      Room 2938                            Life Insurance Company; Former
                                      New York, NY  10036                  Chairman of the Board and CEO of
                                                                           NYNEX Corporation

 Richard F. Syron                     86 Trinity Place                     Director of John Hancock Mutual
                                      New York, NY  10016                  Life Insurance Company; Chairman
                                                                           and Chief Executive Officer of
                                                                           American Stock Exchange


 C. Vincent Vappi                     240 Sidney Street                    Director of John Hancock Mutual
                                      Cambridge, MA  02139                 Life Insurance Company; Former
                                                                           Chairman and Chief Executive
                                                                           Officer of Vappi & Company, Inc.

                        JOHN HANCOCK SUBSIDIARIES, INC.


                                                                                  POSITION WITH JOHN
                                                                                  HANCOCK SUBSIDIARIES,
                                          BUSINESS OR                             INC. AND PRESENT PRINCIPAL
 NAME                                     RESIDENTIAL ADDRESS                     OCCUPATION
 Foster L. Aborn                          John Hancock Place                      Director of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; Vice Chairman of
                                          Boston, MA  02117                       John Hancock Mutual Life Insurance
                                                                                  Company

 William L. Boyan                         John Hancock Place                      Director and President of John
                                          P.O. Box 111                            Hancock Subsidiaries, Inc.; President
                                          Boston, MA  02117                       and Chief Operations Officer of John
                                                                                  Hancock Mutual Life Insurance Company

 Stephen L. Brown                         John Hancock Place                      Director and Chairman of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; Chairman and
                                          Boston, MA  02117                       Chief Executive Officer of John
                                                                                  Hancock Mutual Life Insurance Company

 Diane M. Capstaff                        John Hancock Place                      Director of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; Executive Vice
                                          Boston, MA  02117                       President of John Hancock Mutual Life
                                                                                  Insurance Company

 David F. D'Alessandro                    John Hancock Place                      Director of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; Senior Executive
                                          Boston, MA  02117                       Vice President of John Hancock Mutual
                                                                                  Life Insurance Company

 Thomas E. Moloney                        John Hancock Place                      Director of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; Chief Financial
                                          Boston, MA  02117                       Officer of John Hancock Mutual Life
                                                                                  Insurance Company

 George F. Miller                         John Hancock Place                      Director of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; Senior Executive
                                          Boston, MA  02117                       Vice President of John Hancock Mutual
                                                                                  Life Insurance Company

                        JOHN HANCOCK SUBSIDIARIES, INC.
                                  (CONTINUED)


                                                                                  POSITION WITH JOHN
                                                                                  HANCOCK SUBSIDIARIES,
                                          BUSINESS OR                             INC. AND PRESENT PRINCIPAL
 NAME                                     RESIDENTIAL ADDRESS                     OCCUPATION
 Richard S. Scipione                      John Hancock Place                      Director of John Hancock
                                          P.O. Box 111                            Subsidiaries, Inc.; General Counsel
                                          Boston, MA  02117                       of John Hancock Mutual Life Insurance
                                                                                  Company

                         HANCOCK VENTURE PARTNERS, INC.


                                                                           POSITION WITH HANCOCK
                                                                           VENTURE PARTNERS, INC.
                                      BUSINESS OR                          AND PRESENT PRINCIPAL
 NAME                                 RESIDENTIAL ADDRESS                  OCCUPATION
 Foster L. Aborn                      One Financial Center                 Chairman of the Board of Hancock
                                      44th Floor                           Venture Partners, Inc.; Vice
                                      Boston, MA  02111                    Chairman of John Hancock Mutual
                                                                           Life Insurance Company

 Michael J. Allan                     One Financial Center                 Director of Hancock Venture
                                      44th Floor                           Partners, Inc.; Vice President of
                                      Boston, MA  02111                    John Hancock Mutual Life
                                                                           Insurance Company

 Edward W. Kane                       One Financial Center                 Director and Managing Director of
                                      44th Floor                           Hancock Venture Partners, Inc.
                                      Boston, MA  02111

 D. Brooks Zug                        One Financial Center                 Director and Managing Director of
                                      44th Floor                           Hancock Venture Partners, Inc.
                                      Boston, MA  02111

 Diane M. Capstaff                    John Hancock Place                   Director of Hancock Venture
                                      P.O. Box 111                         Partners, Inc.; Executive Vice
                                      Boston, MA  02117                    President of John Hancock Mutual
                                                                           Life Insurance Company

 Gregory P. Winn                      John Hancock Place                   Director of Hancock Venture
                                      P.O. Box 111                         Partners, Inc.; Director of
                                      Boston, MA  02117                    Business Planning and Financial
                                                                           Analysis

*  Resigned subsequent to the Merger, which occurred December 6, 1994.

                        JOHN HANCOCK VENTURE CAPITAL FUND LIMITED PARTNERSHIP II


                                                                           POSITION WITH JOHN HANCOCK
                                                                           VENTURE CAPITAL FUND LIMITED
                                      BUSINESS OR                          PARTNERSHIP II AND PRESENT
 NAME                                 RESIDENTIAL ADDRESS                  PRINCIPAL OCCUPATION
 Back Bay Partners L.P. II            One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

                           BACK BAY PARTNERS L.P. II


                                                                           POSITION WITH BACK BAY PARTNERS
                                      BUSINESS OR                          L.P. II AND PRESENT PRINCIPAL
 NAME                                 RESIDENTIAL ADDRESS                  OCCUPATION
 Edward W. Kane                       One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 D. Brooks Zug                        One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 William A. Johnston                  One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

                       HANCOCK VENTURE PARTNERS III L.P.


                                                                           POSITION WITH HANCOCK VENTURE
                                      BUSINESS OR                          PARTNERS III, L.P. AND PRESENT
 NAME                                 RESIDENTIAL ADDRESS                  PRINCIPAL OCCUPATION
 Back Bay Partners V L.P.             One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

                            BACK BAY PARTNERS V L.P.


                                                                           POSITION WITH BACK BAY PARTNERS
                                      BUSINESS OR                          III L.P. AND PRESENT PRINCIPAL
 NAME                                 RESIDENTIAL ADDRESS                  OCCUPATION
 Edward W. Kane                       One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 D. Brooks Zug                        One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 William A. Johnston                  One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 Laurie J. Thomsen                    One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 Frederick C. Maynard                 One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 Ofer Nemirovsky                      One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 Robert M. Wadsworth                  One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

 Kevin S. Delbridge                   One Financial Center                 General Partner
                                      44th Floor
                                      Boston, MA  02111

                                   ANNEX VIII


                                      BUSINESS OR                          POSITION WITH EQUUS II
 NAME                                 RESIDENTIAL ADDRESS                  INCORPORATED
 Sam P. Douglass                      2929 Allen Parkway                   CEO & Chairman
                                      Suite 2500
                                      Houston, TX  77019

 Gregory J. Flanagan                       "                               Director


 Robert L. Knauss                          "                               Director


 Nolan Lehmann                             "                               President & Director

 Gary Peterson                             "                               Director

 John W. Storms                            "                               Director

 Dr. Francis D. Tuggle                     "                               Director

 Dr. Edward E. Williams                    "                               Director

                                                                           POSITION WITH EQUUS CAPITAL
                                                                           PARTNERS, L.P.

 Equus Capital Corporation            2929 Allen Parkway                   Managing General Partner
                                      Suite 2500
                                      Houston, TX  77019

                                                                           POSITION WITH EQUUS CAPITAL
                                                                           CORPORATION

 Sam P. Douglass                      2929 Allen Parkway                   CEO & Director
                                      Suite 2500
                                      Houston, TX  77019

 Nolan Lehmann                              "                              President & Director

                                                                           POSITION WITH EQUUS CAPITAL
                                                                           MANAGEMENT CORP.

 Sam P. Douglass                      2929 Allen Parkway                   CEO & Chairman
                                      Suite 2500
                                      Houston, TX  77019


 Nolan Lehmann                              "                              President & Director

 Paula T. Douglass                          "                              Director

 S. Preston Douglass, Jr.                   "                              Director

                                                                           POSITION WITH EQUUS CORPORATION
                                                                           INTERNATIONAL

 Sam P. Douglass                      2929 Allen Parkway                   CEO, President & Chairman
                                      Suite 2500
                                      Houston, TX  77019

 Paula T. Douglass                          "                              Vice President & Director

 S. Preston Douglass, Jr.                   "                              Director



                                                                           POSITION WITH DOUGLAS TRUST FBO
                                                                           BROOKE

 Sam P. Douglass                      2929 Allen Parkway                   Trustee
                                      Suite 2500
                                      Houston, TX  77019

                                                                           POSITION WITH DOUGLASS TRUST FBO
                                                                           PRESTON

 Sam P. Douglass                      2929 Allen Parkway                   Trustee
                                      Suite 2500
                                      Houston, TX  77019

                                    ANNEX IX
                      PARTIES TO D STOCKHOLDERS AGREEMENT

Champion Healthcare Corporation

Bahrain International Bank E.C.

Baker, Fentress & Company

Bank of America Illinois
         Christopher J. Perry
         Robert F. Perille
         M. Ann O'Brien
         Ford S. Bartholow
         Jeffrey M. Mann
         Matthew W. Clary
         Thomas E. Van Pelt, Jr.

Kelly E.Curry, Trustee of the Kelly E. Curry Living Trust dtd 12/09/93

Sprout Growth II, L.P.

Sprout Capital VI, L.P.

Sprout Growth, L.P.

DLJ First ESC L.L.C.

DLJ Capital Corporation

DLJ Securities Corporation

DLJ Venture Capital Fund II, L.P.

Donaldson, Lufkin & Jenrette, Inc.

First Interstate Bank of California, as Voting Trustee

Equity-Linked Investors - II

Equity-Linked Investors, L.P.

Equus Capital Partners, L.P.

Equus II Incorporated

Frontenac Diversified III
  Limited Partnership

Frontenac VI Limited Partnership

Hancock Venture Partners III, L.P.

John Hancock Venture Capital
  Fund Limited Partnership II

Oracle Partners, L.P.

RFE Capital Partners, L.P.

RFE Investment Partners IV
  Limited Partnership

Virginia Retirement System

William Blair Venture Partners III

WPG Corporate Development Associates III, L.P.

WPG Corporate Development
  Associates III, (Oversees), Limited

William F. Geiger

Rapheal A. Luccasen, Jr.

C. David Rhoton

Thomas M. Rodgers, Jr.

Venturtech II, L.P.

Charles R. Miller

James G. VanDevender

Michael Brooks

Ronald R. Patterson

Wesley W. Lang, Jr.

Matthew M. Meehan

Richard E. Ragsdale

David L. Steffy

Theodore Stolberg

Ralph J. Watts

David Wertheimer

Kathy A. Connor

Robert E. Diemar, Jr.
         W. Patrick McMullan
         Vanessa J. Burgess
         Stephen J. Ketchum
         Evan B. Ratner
         Kenneth A. Tucker
         James D. Hann & Bonnie J. Hann JT Ten
         Hoyt Davidson
         Howard S. Rimerman
         Matthew Sirovich
         Nicole Sinek Arnaboldi & Leo Peter Arnaboldi III
         Paul B. Queally
         Sabin C. Streeter
         John J. Veatch, Jr.
         Keith B. Geeslin
         Jon Stone
         Janet H. Tague
         Robert Finzi
         J. Kent Sweezey
         Larry E. Reeder
         Warren C. Woo
         Michael K. Hooks
         Sean Deson
         David L. Dennis
         James T. Sington
         Colin R. Knudsen
         J. Brian Mullen & Elizabeth H. Mullen JT Ten
         Ralph L. DeGroff, Jr.
         Thomas G. McGonagle


The Lincoln National Life Insurance Company

Security-Connecticut Life Insurance Company

Lincoln National Income Fund, Inc.

The Northwestern Mutual Life Insurance Company

Indosuez Capital Funding I, Limited

Indosuez High Yield Partners

Obie & Co.